AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JUNE 21, 1996

                                                                  FILE NO.
================================================================================
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                    FORM S-3

                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933

ATLANTIC CITY ELECTRIC COMPANY              NEW JERSEY                   21-0398280
      ATLANTIC CAPITAL I                     DELAWARE                TO BE APPLIED FOR
 (EXACT NAME OF REGISTRANT AS      (STATE OR OTHER JURISDICTION       (I.R.S. EMPLOYER
   SPECIFIED IN ITS CHARTER)    OF INCORPORATION OR ORGANIZATION)  IDENTIFICATION NUMBER)

                              6801 BLACK HORSE PIKE
                   EGG HARBOR TOWNSHIP, NEW JERSEY 08234-4130
                                 (609) 645-4100

       (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA
               CODE, OF REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)

                           JAMES E. FRANKLIN II, ESQ.
                        SENIOR VICE PRESIDENT, SECRETARY
                               AND GENERAL COUNSEL
                         ATLANTIC CITY ELECTRIC COMPANY
                              6801 BLACK HORSE PIKE
                   EGG HARBOR TOWNSHIP, NEW JERSEY 08234-4130
                                 (609) 645-4100
            (NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER,
                   INCLUDING AREA CODE, OF AGENT FOR SERVICE)

                                   Copies to:

    VINCENT PAGANO, JR.                              J.H. BYINGTON, JR.
SIMPSON THACHER & BARTLETT                   WINTHROP, STIMSON, PUTNAM & ROBERTS
   425 LEXINGTON AVENUE                            ONE BATTERY PARK PLAZA
 NEW YORK, NEW YORK 10017                         NEW YORK, NEW YORK 10004
      (212) 455-2000                                   (212) 858-1000

     APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: AS SOON AS PRACTICABLE AFTER THE REGISTRATION STATEMENT BECOMES EFFECTIVE. IF THE ONLY SECURITIES BEING REGISTERED ON THIS FORM ARE BEING OFFERED PURSUANT TO DIVIDEND OR INTEREST REINVESTMENT PLANS, CHECK THE FOLLOWING BOX. [ ]


     IF ANY OF THE SECURITIES BEING REGISTERED ON THIS FORM ARE TO BE OFFERED ON A DELAYED OR CONTINUOUS BASIS PURSUANT TO RULE 415 UNDER THE SECURITIES ACT OF 1933 OTHER THAN SECURITIES OFFERED ONLY IN CONNECTION WITH DIVIDEND OR INTEREST REINVESTMENT PLANS, CHECK THE FOLLOWING BOX. [ ]

     IF THIS FORM IS FILED TO REGISTER ADDITIONAL SECURITIES FOR AN OFFERING PURSUANT TO RULE 462(B) UNDER THE SECURITIES ACT, PLEASE CHECK THE FOLLOWING BOX AND LIST THE SECURITIES ACT REGISTRATION STATEMENT NUMBER OF THE EARLIER EFFECTIVE REGISTRATION STATEMENT FOR THE SAME OFFERING. [ ]

     IF THIS FORM IS A POST-EFFECTIVE AMENDMENT FILED PURSUANT TO RULE 462(C) UNDER THE SECURITIES ACT, CHECK THE FOLLOWING BOX AND LIST THE SECURITIES ACT REGISTRATION STATEMENT NUMBER OF THE EARLIER EFFECTIVE REGISTRATION STATEMENT FOR THE SAME OFFERING. [ ]

     IF DELIVERY OF THE PROSPECTUS IS EXPECTED TO BE MADE PURSUANT TO RULE 434, PLEASE CHECK THE FOLLOWING BOX. [ ]

====================================================================================================================================
  Title of Each Class of           Amount to be           Proposed Maximum               Proposed Maximum              Amount of
Securities to be Registered         Registered        Offering Price per Unit(1)     Aggregate Offering Price(1)    Registration Fee
- ---------------------------         ----------        --------------------------     ---------------------------    ----------------
Atlantic City Electric Company
  Junior Subordinated Deferrable
  Interest Debentures(2) ..........

Atlantic Capital I Preferred
  Securities ......................

Atlantic City Electric Company
  Guarantee  with respect to
  Preferred Securities(3)(4) ......

Total ............................. $70,000,000(5)                100%                    $70,000,000(5)                 $24,138
===================================================================================================================================

(1)  Estimated solely for the purpose of computing the registration fee.

(2) The Junior Subordinated Deferrable Interest Debentures will be purchased by Atlantic Capital I with the proceeds of the sale of the Preferred Securities.

(3) No separate consideration will be received for the Atlantic City Electric Company Guarantee.

(4) This Registration Statement is deemed to cover the Atlantic City Electric Company Junior Subordinated Deferrable Interest Debentures, the rights of holders of the Atlantic City Electric Company Junior Subordinated Deferrable Interest Debentures under the Indenture, the rights of holders of Atlantic Capital I Preferred Securities under the Trust Agreement, the rights of holders of the Preferred Securities under the Guarantee, the Expense Agreement entered into by Atlantic City Electric Company under the Trust Agreement and certain backup undertakings as described herein.

(5) Such amount represents the principal amount of Junior Subordinated Deferrable Interest Debentures issued at their principal amount and the issue price rather than the principal amount of Junior Subordinated Deferrable Interest Debentures issued at an original issue discount. Such amount also represents the initial public offering price of the Atlantic Capital I Preferred Securities. No separate consideration will be received for any Atlantic City Electric Company Guarantee or Atlantic City Electric Company Junior Subordinated Deferrable Interest Debentures in connection with an issuance of Preferred Securities by Atlantic Capital I.

                                   ----------

     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

================================================================================

Information contained herein is subject to completion or amendment. A registration statement relating to these securities has been filed with the Securities and Exchange Commission. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This prospectus shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state.




                   SUBJECT TO COMPLETION, DATED JUNE 21, 1996

                         2,800,000 PREFERRED SECURITIES

                               ATLANTIC CAPITAL I

        __% CUMULATIVE QUARTERLY INCOME PREFERRED SECURITIES* (QUIPS(SM))
               (LIQUIDATION PREFERENCE $25 PER PREFERRED SECURITY)

                GUARANTEED TO THE EXTENT THE ISSUER HAS FUNDS AS
               SET FORTH HEREIN BY ATLANTIC CITY ELECTRIC COMPANY

                                   ----------

     The __% Cumulative Quarterly Income Preferred Securities (the "QUIPS"), offered hereby represent undivided beneficial interests in the assets of Atlantic Capital I, a trust formed under the laws of the State of Delaware (the "Issuer"). Atlantic City Electric Company, a New Jersey corporation (the "Company"), will be the owner of all of the beneficial interests represented by common securities of the Issuer ("Common Securities"). The Bank of New York is the Property Trustee of the Issuer. The Issuer exists for the sole purpose of issuing the

(Continued on next page)

                                   ----------

            SEE "RISK FACTORS" BEGINNING ON PAGE 4 HEREOF FOR CERTAIN
              INFORMATION RELEVANT TO AN INVESTMENT IN THE QUIPS.

                                   ----------

  THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
       EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE
           SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES
               COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF
                   THIS PROSPECTUS. ANY REPRESENTATION TO THE
                         CONTRARY IS A CRIMINAL OFFENSE.

                                   ----------

                         INITIAL PUBLIC       UNDERWRITING         PROCEEDS TO
                         OFFERING PRICE       COMMISSION(1)        ISSUER (2)(3)
                         --------------       -------------        -------------

Per QUIPS ..............   $     25.00              (2)             $     25.00
Total ..................   $70,000,000              (2)             $70,000,000
- ----------

(1) The Issuer and the Company have agreed to indemnify the several Underwriters against certain liabilities, including liabilities under the Securities Act of 1933. See "Underwriting".

(2) In view of the fact that the proceeds of the sale of the QUIPS will be used to purchase the QUIDS, the Underwriting Agreement provides that the Company will pay to the Underwriters, as compensation ("Underwriters' Compensation") for their arranging the investment therein of such proceeds, $ ________ per QUIPS (or $ ________ in the aggregate). See "Underwriting".

(3) Expenses of the offering, which are payable by the Company, are estimated to be $ __________.

                                   ----------


The QUIPS offered hereby are offered severally by the Underwriters, as specified herein, subject to receipt and acceptance by them and subject to their right to reject any order in whole or in part. It is expected that the QUIPS will be ready for delivery in book-entry form only through the facilities of The Depository Trust Company in New York, New York, on or about June ____ , 1996, against payment therefor in immediately available funds.

* QUIPS and QUIDS are servicemarks of Goldman, Sachs & Co.

GOLDMAN, SACHS & CO.
                DEAN WITTER REYNOLDS INC.
                          A.G. EDWARDS & SONS, INC.
                                    PRUDENTIAL SECURITIES INCORPORATED
                                                     WHEAT FIRST BUTCHER SINGER

                                   ----------

                  The date of this Prospectus is June __, 1996.

                                   ----------

(Continued from previous page)

QUIPS And the Common Securities and investing the proceeds thereof in __% Junior Subordinated Deferrable Interest Debentures (the "QUIDS"(SM)), to be issued by the Company. The QUIDS will mature on ______ , 2026, which date may be extended to a date not later than ______ , 2045 if certain conditions are met. The QUIPS will have a preference under certain circumstances with respect to cash distributions and amounts payable on liquidation, redemption or otherwise over the Common Securities. See "Description of QUIPS--Subordination of Common Securities".

      Holders of the QUIPS will be entitled to receive preferential cumulative cash distributions accruing from the date of original issuance and payable quarterly in arrears on the last day of March, June, September and December of each year, commencing September 30, 1996, at the annual rate of __% of the liquidation preference of $25 per QUIPS ("Distributions"). The Company has the right to defer payment of interest on the QUIDS at any time or from time to time for a period not exceeding 20 consecutive quarters with respect to each deferral period (each, an "Extension Period"), provided that no Extension Period may extend beyond the Stated Maturity (as defined herein) of the QUIDS. Upon the termination of any such Extension Period and the payment of all amounts then due on any Interest Payment Date (as defined herein), the Company may elect to begin a new Extension Period subject to the requirements set forth herein. If interest payments on the QUIDS are so deferred, distributions on the QUIPS will also be deferred and the Company will not be permitted, subject to certain exceptions set forth herein, to declare or pay any cash distributions with respect to the Company's common stock, preferred stock or preference stock (collectively, "Capital Stock") or debt securities that rank pari passu with or junior to the QUIDS. During an Extension Period, interest on the QUIDS will continue to accrue (and the amount of Distributions to which holders of the QUIPS are entitled will accumulate at the rate of __% per annum, compounded quarterly) and holders of QUIPS will be required to accrue interest income for United States federal income tax purposes. See "Description of QUIDS--Option to Extend Interest Payment Period" and "Certain Federal Income Tax Consequences--Original Issue Discount".

      The Company has, through the Guarantee, the Trust Agreement, the QUIDS, the Indenture and the Expense Agreement (each, as defined herein), taken together, fully, irrevocably and unconditionally guaranteed all of the Issuer's obligations under the QUIPS. The Company guarantees the payment of Distributions and payments on liquidation or redemption of the QUIPS, but only in each case to the extent of funds held by the Issuer, as described herein (the "Guarantee"). See "Description of Guarantee" herein. If the Company does not make interest payments on the QUIDS held by the Issuer, the Issuer will have insufficient funds to pay Distributions on the QUIPS. The Guarantee does not cover payment of Distributions when the Issuer does not have sufficient funds to pay such Distributions. In such event, a holder of QUIPS may institute a legal proceeding directly against the Company to enforce payment of such Distributions to such holder. The obligations of the Company under the Guarantee and the QUIDS are subordinate and junior in right of payment to all Senior Debt (as defined in "Description of QUIDS--Subordination" herein) of the Company.

      The QUIPS are subject to mandatory redemption, in whole or in part, upon repayment of the QUIDS at maturity or their earlier redemption in an amount equal to the amount of related QUIDS maturing or being redeemed at a redemption price equal to the aggregate liquidation preference of such QUIPS plus accumulated and unpaid Distributions thereon to the date of redemption. The QUIDS are redeemable prior to maturity at the option of the Company (i) on or after ____ , 2001, in whole at any time or in part from time to time, at a redemption price equal to the accrued and unpaid interest on the QUIDS so redeemed to the date fixed for redemption, plus 100% of the principal amount thereof or (ii) at any time, in whole (but not in part), upon the occurrence and continuation of a Special Event (as defined herein), at a redemption price equal to the accrued and unpaid interest on the QUIDS so redeemed to the date fixed for redemption, plus 100% of the principal amount thereof, in each case subject to the further conditions described under "Description of QUIDS--Redemption".

      At any time, the Company will have the right to terminate the Issuer and cause the QUIDS to be distributed to the holders of the QUIPS in liquidation of the Issuer. If the Company elects to liquidate the Issuer and thereby causes the QUIDS to be distributed to holders of the QUIPS in liquidation of the Issuer, the Company shall have the right to shorten or extend the maturity of the QUIDS, provided that it can extend the maturity only if certain conditions are met. See "Description of QUIPS--Redemption--Special Event Redemption or Distribution of QUIDS".

      The QUIDS are subordinate and junior in right of payment to all Senior Debt (as defined herein) of the Company. As of march 31, 1996, the Company had approximately $802,000,000 aggregate principal amount of Senior Debt outstanding. The terms of the QUIDS place no limitation on the amount of Senior Debt that may be incurred by the Company. See "Description of QUIDS--Subordination".

     In the event of the termination of the Issuer, after satisfaction of the creditors of the Issuer as provided by applicable law, the holders of the QUIPS will be entitled to receive a liquidation preference of $25 per QUIPS plus accumulated and unpaid Distributions thereon to the date of payment, which may be in the form of a distribution of such amount in QUIDS, subject to certain exceptions. See "Description of QUIPS--Liquidation Distribution Upon Termination".

      Application will be made to list the QUIPS on the New York Stock Exchange. If the QUIDS are distributed to the holders of QUIPS upon the liquidation of the Issuer, the Company will use its best efforts to list the QUIDS on the New York Stock Exchange or such other stock exchanges, if any, on which the QUIPS are then listed.

      The QUIPS will be represented by global certificates registered in the name of The Depository Trust Company ("DTC") or its nominee. Beneficial interests in the QUIPS will be shown on, and transfers thereof will be effected only through, records maintained by participants in DTC. Except as described herein, QUIPS in certificated form will not be issued in exchange for the global certificates. See "Description of QUIPS--Book-Entry Issuance".

      As used herein, (i) the "Indenture" means the Junior Subordinated Indenture, as amended and supplemented from time to time, between the Company and The Bank of New York, as trustee (the "Debenture Trustee"), and (ii) the "Trust Agreement" means the Amended and Restated Trust Agreement among the Company, as Depositor, The Bank of New York, as Property Trustee (the "Property Trustee") and The Bank of New York (Delaware), as Delaware Trustee (the "Delaware Trustee"), the Administrative Trustees named therein (collectively, with the Property Trustee and Delaware Trustee, the "Issuer Trustees") and the Holders as defined therein.

      IN CONNECTION WITH THIS OFFERING, THE UNDERWRITERS MAY OVER-ALLOT OR EFFECT TRANSACTIONS WHICH STABILIZE OR MAINTAIN THE MARKET PRICE OF THE QUIPS AT A LEVEL ABOVE THAT WHICH MIGHT OTHERWISE PREVAIL IN THE OPEN MARKET. SUCH TRANSACTIONS MAY BE EFFECTED ON THE NEW YORK STOCK EXCHANGE OR OTHERWISE. SUCH STABILIZING, IF COMMENCED, MAY BE DISCONTINUED AT ANY TIME.

                                   ----------

                              AVAILABLE INFORMATION

     The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports and other information with the Securities and Exchange Commission (the "Commission"). Reports, proxy statements and other information filed by the Company with the Commission pursuant to the informational requirements of the Exchange Act may be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, 450 Fifth Street, N.W., Judiciary Plaza, Washington, D.C. 20549, and at the following Regional Offices of the Commission: Chicago Regional Office, Suite 1400, Citicorp Center, 14th Floor, 500 West Madison Street, Chicago, Illinois 60661; and New York Regional Office, 7 World Trade Center, 13th Floor, Suite 1300, New York, New York 10048. Copies of such material can be obtained at prescribed rates from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Judiciary Plaza, Washington, D.C. 20549. The Commission also maintains a Web site (http://www.sec.gov) that contains reports, proxy statements and other information regarding the Company.

     The Company and the Issuer have filed with the Commission a Registration Statement on Form S-3 (together with all amendments and exhibits thereto, the "Registration Statement") under the Securities Act of 1933, as amended (the "Securities Act"), with respect to the securities offered hereby. This Prospectus omits, in accordance with the rules and regulations of the Commission, certain of the information contained in the Registration Statement. Reference is hereby made to the Registration Statement and the exhibits and the financial statements, notes and schedules filed as a part thereof or incorporated by reference therein for further information with respect to the Company, the Issuer and the securities offered hereby. Statements contained herein concerning the provisions of any document are not necessarily complete and, in each instance, where a copy of such document has been filed as an exhibit to the Registration Statement or otherwise has been filed with the Commission, reference is made to the copy so filed. Each such statement is qualified in its entirety by such reference.

     No separate financial statements of the Issuer have been included herein. The Company and the Issuer do not consider that such financial statements would be material to holders of the QUIPS because the Issuer is a newly formed special purpose entity, has no operating history or independent operations and is not engaged in and does not propose to engage in any activity other than holding as trust assets the QUIDS of the Company and issuing the QUIPS and Common Securities. See "The Issuer", "Description of QUIPS", "Description of Guarantee" and "Description of QUIDS".

                INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

     The Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1995, the Company's Quarterly Report on Form 10-Q for the quarter ended March 31, 1996 and the Company's Current Report on Form 8-K dated May 29, 1996, previously filed by the Company with the Commission, are incorporated by reference in this Prospectus and shall be deemed to be a part hereof.

     Each document filed by the Company with the Commission pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Prospectus and prior to the termination of any offering of securities made by this Prospectus shall be deemed to be incorporated herein by reference and to be a part hereof from the date of filing such document. Any statement contained herein, or in a document all or a portion of which is incorporated or deemed to be incorporated by reference herein, shall be deemed to be modified or superseded for purposes of the Registration Statement and this Prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of the Registration Statement or this Prospectus.

     The Company will provide without charge to any person to whom a copy of this Prospectus is delivered, upon written or oral request of such person, a copy of any and all of the documents that have been or may be incorporated by reference herein (other than exhibits to such documents which are not specifically incorporated by reference into such documents). Such requests should be directed to Robert K. Marshall, Manager, Finance & Treasury Operations, Atlantic City Electric Company, 6801 Black Horse Pike, Egg Harbor Township, New Jersey 08234-4130 (telephone: (609) 645-4655).

                                  RISK FACTORS

     Prospective purchasers of the QUIPS should carefully review the information contained elsewhere in this Prospectus and should particularly consider the following matters.

RANKING OF SUBORDINATED OBLIGATIONS UNDER THE GUARANTEE AND THE QUIDS

     The obligations of the Company under the Guarantee issued by the Company for the benefit of the holders of QUIPS are unsecured and rank subordinate and junior in right of payment to all general liabilities of the Company. The obligations of the Company under the QUIDS are subordinate and junior in right of payment to all Senior Debt. At March 31, 1996, the Senior Debt of the Company aggregated approximately $802,000,000. Neither the Indenture, the Guarantee nor the Trust Agreement places any limitation on the amount of secured or unsecured debt, including Senior Debt, that may be incurred by the Company. See "Description of Guarantee--Status of the Guarantee" and "Description of QUIDS--Subordination".

      The ability of the Issuer to pay amounts due on the QUIPS is solely dependent upon the Company making payments on the QUIDS as and when required.

OPTION TO EXTEND INTEREST PAYMENT PERIOD; TAX CONSEQUENCES

     The Company has the right under the Indenture to defer the payment of interest on the QUIDS at any time or from time to time for a period not exceeding 20 consecutive quarters with respect to each Extension Period, provided that no Extension Period may extend beyond the Stated Maturity of the QUIDS. As a consequence of any such deferral, quarterly Distributions on the QUIPS by the Issuer will be deferred (and the amount of Distributions to which holders of the QUIPS are entitled will accumulate additional Distributions thereon at the rate of __% per annum, compounded quarterly from the relevant payment date for such Distributions) during any such Extension Period. During any such Extension Period, the Company may not, and may not permit any subsidiary of the Company to, (i) declare or pay any dividends or distributions on, or redeem, purchase, acquire, or make a liquidation payment with respect to, any of the Company's Capital Stock or (ii) make any payment of principal, interest or premium, if any, on or repay, repurchase or redeem any debt securities of the Company that rank pari passu with or junior in interest to the QUIDS or make any guarantee payments with respect to any guarantee by the Company of the debt securities of any subsidiary of the Company if such guarantee ranks pari passu or junior in interest to the QUIDS (other than (a) dividends or distributions in Common Stock of the Company and (b) payments under the Guarantee). Prior to the termination of any such Extension Period, the Company may further extend the interest payment period, provided that no Extension Period may exceed 20 consecutive quarters or extend beyond the Stated Maturity of the QUIDS. Upon the termination of any Extension Period and the payment of all amounts then due on any Interest Payment Date, the Company may elect to begin a new Extension Period subject to the above requirements. See "Description of QUIPS--Distributions" and "Description of QUIDS--Option to Extend Interest Payment Period".

     Should an Extension Period occur, a holder of QUIPS will continue to accrue income (in the form of original issue discount) in respect of its pro rata share of the QUIDS held by the Issuer for United States federal income tax purposes. As a result, a holder of QUIPS will include such income in gross income for United States federal income tax purposes in advance of the receipt of cash, and will not receive the cash related to such income from the Issuer if the holder disposes of the QUIPS prior to the record date for the payment of Distributions. See "Certain Federal Income Tax Consequences--Original Issue Discount" and "--Sale or Redemption of QUIPS".

     The Company has no current intention of exercising its right to defer payments of interest by extending the interest payment period on the QUIDS. However, should the Company elect to exercise such right in the future, the market price of the QUIPS is likely to be affected. A holder that disposes of its QUIPS during an Extension Period, therefore, might not receive the same return on its investment as a holder that continues to hold its QUIPS. In addition, as a result of the existence of the Company's right to defer interest payments, the market price of the QUIPS (which represent preferred undivided beneficial interests in the QUIDS) may be more volatile than the market prices of other securities on which original issue discount accrues that are not subject to such deferrals.

SPECIAL EVENT REDEMPTION

     Upon the occurrence and continuation of a Special Event (as defined below), the Company has the right to redeem the QUIDS in whole (but not in part) at the redemption price within 90 days following the occurrence of such Special Event and thereby cause a mandatory redemption of the QUIPS and Common Securities.

     A "Special Event" means a Tax Event or an Investment Company Event. A "Tax Event" means the receipt by the Issuer of an opinion of counsel, rendered by a law firm having a national tax and securities practice, to the effect that, as a result of any amendment to, change in or announced proposed change in the laws (or any regulations thereunder) of the United States or any political subdivision or taxing authority thereof or therein, or as a result of any official administrative pronouncement or judicial decision interpreting or applying such laws or regulations, which amendment or change is adopted or such pronouncement or decision is announced on or after the date of issuance of the QUIPS under the Trust Agreement, there is more than an insubstantial risk that (i) the Issuer is, or will be within 90 days of the date of such opinion, subject to United States federal income tax with respect to income received or accrued on the QUIDS, (ii) interest payable by the Company on such QUIDS is not, or within 90 days of the date of such opinion, will not be, deductible by the Company, in whole or in part, for United States federal income tax purposes, or
(iii) the Issuer is, or will be within 90 days of the date of such opinion, subject to more than a de minimis amount of other taxes, duties or other governmental charges. "Investment Company Event" means the receipt by the Issuer of an opinion of counsel, rendered by a law firm having a recognized national tax and securities practice, to the effect that, as a result of the occurrence of a change in law or regulation or a change in interpretation or application of law or regulation by any legislative body, court, governmental agency or regulatory authority (a "Change in 1940 Act Law"), the Issuer is or will be considered an "investment Company" that is required to be registered under the Investment Company Act of 1940, as amended, which Change in 1940 Act Law becomes effective on or after the date of original issuance of the QUIPS.

     On March 19, 1996, President Clinton announced a 1997 balanced budget proposal (the Revenue Reconciliation Bill of 1996, the "Bill"). The Bill would, among other things, deny interest deductions on a debt instrument issued on or after December 7, 1995 if the instrument had a maximum weighted average maturity of more than 40 years. The Bill would also generally deny interest deductions for interest on an instrument, issued by a corporation, that has a maximum term of more than 20 years and that is not shown as indebtedness on the separate balance sheet of the issuer or, where the instrument is issued to a related party (other than a corporation), where the holder or some other related party issues a related instrument that is not shown as indebtedness on the issuer's consolidated balance sheet. For purposes of determining the weighted average maturity or the term of an instrument, any right to extend would be treated as exercised. The above-described provisions of the Bill were proposed to be effective generally for instruments issued on or after December 7, 1995. If either provision were to apply to the QUIDS, the Company would be unable to deduct interest on the QUIDS. However, on March 29, 1996, the Chairmen of the Senate Finance and House Ways and Means Committees issued a joint statement to the effect that it was their intention that the effective date of the President's legislative proposals, if adopted, will be no earlier than the date of appropriate Congressional action. The Company believes that, under current law, it will be able to deduct interest on the

QUIDS. There can be no assurance, however, that current or future legislative or administrative proposals or final legislation will not affect the ability of the Company to deduct interest on the QUIDS. Such a change would give rise to a Tax Event, which would permit the Company to cause a redemption of the QUIPS upon receiving an opinion of counsel, as described more fully under "Description of QUIPS--Redemption--Special Event Redemption or Distribution of QUIDS". Such a tax law change would not alter the United States federal income tax consequences of the purchase, ownership and disposition of QUIPS.

     There can be no assurance as to the market prices for QUIPS or QUIDS that may be distributed in exchange for QUIPS if a liquidation of the Issuer occurs. Accordingly, the QUIPS that an investor may purchase, whether pursuant to the offer made hereby or in the secondary market, or the QUIDS that a holder of QUIPS may receive on liquidation of the Issuer, may trade at a discount to the price that the investor paid to purchase the QUIPS offered hereby. In addition, because the Company has the right to shorten or extend the maturity of the QUIDS upon the termination of the Issuer and the distribution of QUIDS to holders of QUIPS, there can be no assurance that the Company will not exercise its option to change the maturity of the QUIDS upon such an event. Because holders of QUIPS may receive QUIDS on termination of the Issuer prospective purchasers of QUIPS are also making an investment decision with regard to the QUIDS and should carefully review all the information regarding the QUIDS contained herein. See "Description of QUIPS--Redemption--Special Event Redemption or Distribution of QUIDS" and "Description of QUIDS--General".

RIGHTS UNDER THE GUARANTEE

     The Guarantee will be qualified as an indenture under the Trust Indenture Act of 1939, as amended (the "Trust Indenture Act"). The Bank of New York will act as the indenture trustee under the Guarantee (the "Guarantee Trustee") for the purposes of compliance with the Trust Indenture Act and will hold the Guarantee for the benefit of the holders of the QUIPS. The Bank of New York will also act as Debenture Trustee for the QUIDS and as Property Trustee under the Trust Agreement and The Bank of New York (Delaware) will act as Delaware Trustee under the Trust Agreement. The Guarantee guarantees to the holders of the QUIPS the following payments, to the extent not paid by the Issuer: (i) any accrued and unpaid Distributions required to be paid on the QUIPS, to the extent that the Issuer has funds on hand available therefor at such time, (ii) the redemption price including all accrued and unpaid Distributions to the date of redemption with respect to any QUIPS called for redemption, to the extent that the Issuer has funds on hand available therefor at such time, and (iii) upon a voluntary or involuntary dissolution, winding-up or liquidation of the Issuer (unless the QUIDS are distributed to holders of the QUIPS), the lesser of (a) the aggregate of the liquidation preference and all accrued and unpaid Distributions to the date of payment to the extent that the Issuer has funds on hand available therefor at such time and (b) the amount of assets of the Issuer remaining available for distribution to holders of the QUIPS. The holders of not less than a majority in aggregate liquidation amount of the QUIPS have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Guarantee Trustee in respect of the Guarantee or to direct the exercise of any trust power conferred upon the Guarantee Trustee under the Guarantee. Any holder of the QUIPS may institute a proceeding directly against the Company to enforce its rights under the Guarantee without first instituting a proceeding against the Issuer, the Guarantee Trustee or any other person or entity. If the Company were to default on its obligation to pay amounts payable under the QUIDS, the Issuer would lack funds for the payment of Distributions or amounts payable on redemption of the QUIPS or otherwise, and, in such event, holders of the QUIPS would not be able to rely upon the Guarantee for payment of such amounts. Instead, in the event a Debenture Event of Default shall have occurred and be continuing and such event is attributable to the failure of the Company to pay interest on or principal of the QUIDS on the payment date on which such payment is due and payable, then a holder of QUIPS may directly institute a proceeding against the Company for enforcement of payment to such holder of the interest on or principal of such QUIDS having a principal amount equal to the aggregate liquidation preference of the QUIPS of such holder (a "Direct Action"). In connection with such Direct Action, the Company will be subrogated to the rights of such holder of QUIPS under the Trust Agreement to the extent of any payment made by the Company to such holder of QUIPS in such Direct Action. Except as set forth herein, holders of QUIPS will not be able to exercise directly any other remedy available to the holders of QUIDS or assert directly any other rights in respect of the QUIDS. See "Description of QUIPS--Enforcement of Certain Rights of Holders of QUIPS", "Description of Guarantee" and "Description of QUIDS--Debenture Events of Default". The Trust Agreement provides that each holder of QUIPS by acceptance thereof agrees to the provisions of the Guarantee and the Indenture.

LIMITED VOTING RIGHTS

     Holders of QUIPS will generally have limited voting rights relating only to the modification of the QUIPS and the dissolution, winding-up or liquidation of the Issuer. Holders of QUIPS will not be entitled to vote to appoint, remove or replace the Property Trustee or the Delaware Trustee, which voting rights are vested exclusively in the holder of the Common Securities except upon the occurrence of certain events described herein. The Issuer Trustees and the Company may amend the Trust Agreement without the consent of holders of QUIPS to ensure that the Issuer will be classified for United States federal income tax purposes as a grantor trust even if such action adversely affects the interests of such holders. See "Description of QUIPS--Voting Rights; Amendment of the Trust Agreement" and "--Removal of Issuer Trustees".

TRADING CHARACTERISTICS OF QUIPS

     Application will be made to list the QUIPS on the New York Stock Exchange. The QUIPS may trade at prices that do not fully reflect the value of accrued but unpaid interest with respect to the underlying QUIDS. A holder of QUIPS that disposes of its QUIPS between record dates for payments of Distributions (and consequently does not receive a Distribution from the Issuer for the period prior to such disposition) will nevertheless be required to include in income as ordinary income an amount equal to the accrued but unpaid interest on the QUIDS through the date of disposition and to add such amount to its adjusted tax basis in the QUIPS disposed of. Such holder will recognize a capital loss to the extent the selling price (which may not fully reflect the value of accrued but unpaid interest) is less than its adjusted tax basis (which will include accrued but unpaid interest). Subject to certain limited exceptions, capital losses cannot be applied to offset ordinary income for United States federal income tax purposes. See "Certain Federal Income Tax Consequences--Sale or Redemption of QUIPS".

                               ATLANTIC CAPITAL I

     The Issuer is a statutory business trust formed under Delaware law pursuant to (i) the Trust Agreement (the "Trust Agreement") executed by the Company, as Depositor, The Bank of New York, as Property Trustee and The Bank of New York (Delaware), as Delaware Trustee, and the Administrative Trustees named therein, and (ii) the filing of a certificate of trust with the Delaware Secretary of State on June 20, 1996. The Issuer's business and affairs are conducted by The Bank of New York, as Property Trustee, The Bank of New York (Delaware), as Delaware Trustee, and two individual Administrative Trustees who are employees or officers of or affiliated with the Company (collectively, the "Issuer Trustees"). The Issuer exists for the exclusive purposes of (i) issuing and selling the QUIPS and Common Securities, (ii) using the proceeds from the sale of QUIPS and Common Securities to acquire QUIDS issued by the Company and (iii) engaging in only those other activities necessary, convenient or incidental thereto. Accordingly, the QUIDS will be the sole assets of the Issuer, and payments under the QUIDS and the Expense Agreement will be the sole revenue of the Issuer. All of the Common Securities will be owned by the Company. The Common Securities will rank pari passu, and payments will be made thereon pro rata, with the QUIPS, except that upon the occurrence and continuance of an Event of Default (as defined herein) under the Trust Agreement resulting from a Debenture Event of Default (as defined herein) under the Indenture, the rights of the Company as holder of the Common Securities to payment in respect of Distributions and payments upon liquidation, redemption or otherwise will be subordinated to the rights of the holders of the QUIPS. See "Description of QUIPS--Subordination of Common Securities". The Company will acquire Common Securities in an aggregate liquidation amount equal to 3% of the total capital of the Issuer. The Issuer has a term of 55 years, but may terminate earlier as provided in the Trust Agreement. The principal executive office of the Issuer is 6801 Black Horse Pike, Egg Harbor Township, New Jersey 08234-4130, Attention:
Manager of Finance, and its telephone number is (609) 645-4655.

     The Trust Agreement will be substantially in the form filed as an exhibit to the Registration Statement of which this Prospectus forms a part. The Trust Agreement will be qualified as an indenture under the Trust Indenture Act. The Bank of New York, as Property Trustee, will act as sole indenture trustee under the Trust Agreement for purposes of compliance with the Trust Indenture Act. The Bank of New York will also act as trustee under the Guarantee and the Indenture (each as defined herein). See "Description of Guarantee" and "Description of QUIDS". The holder of the Common Securities, unless a Debenture Event of Default has occurred and is continuing, or the holders of a majority in liquidation preference of the QUIPS if any Debenture Event of Default has occurred and is continuing, will be entitled to appoint, remove or replace the Property Trustee and/or the Delaware Trustee. In no event will the holders of the QUIPS have the right to vote to appoint, remove or replace the Administrative Trustees; such voting rights are vested exclusively in the holder of the Common Securities. The duties and obligations of each Issuer Trustee are governed by the Trust Agreement. The Company will pay all fees and expenses related to the Issuer and the offering of the QUIPS and will pay, directly or indirectly, all ongoing costs, expenses and liabilities of the Issuer.

                         ATLANTIC CITY ELECTRIC COMPANY

     The Company was formed under the laws of New Jersey on April 28, 1924 by merger and consolidation of several utility companies. The Company is engaged in the generation, transmission, distribution, and sale of electric energy in the southern part of New Jersey. The Company, which has a wholly owned subsidiary, Deepwater Operating Company, is the principal subsidiary of Atlantic Energy, Inc. ("Energy") which is a public utility holding Company as defined in the Public Utility Holding Company act of 1935. The other subsidiary of Energy is Atlantic Energy Enterprises, Inc.

     The Company's principal office is located at 6801 Black Horse Pike, Egg Harbor Township, New Jersey, 08232-4130, telephone 609-645-4100. The Company is subject to regulation by the New Jersey Board of Public Utilities and the Federal Energy Regulatory Commission. At December 31, 1995, the Company had over 473,000 customers and employed 1,455 persons, of which 622 were affiliated with a national labor organization. With the exception of a municipal electric system providing electric service within the municipal boundaries of the City of Vineland, New Jersey, the Company supplies electric service to the southern one-third of the State of New Jersey. The Company has qualified to do business as a foreign corporation in the Commonwealth of Pennsylvania to enable it to participate in the ownership and operation of generation and transmission facilities located therein.

     As of March 31, 1996, the Company had approximately $802,000,000 aggregate principal amount of Senior Debt outstanding. Neither the Indenture, the Guarantee nor the Trust Agreement will place any limitation on the amount of secured or unsecured debt, including Senior Debt, that may be incurred by the Company.

                                 USE OF PROCEEDS

     All of the proceeds from the sale of QUIPS will be invested by the Issuer in QUIDS. The Company intends that the proceeds from the sale of such QUIDS will be applied to the redemption and/or purchase of shares of the Company's preferred stock and/or the repayment of short-term debt.

                              ACCOUNTING TREATMENT

      For financial reporting purposes, the Issuer will be treated as a subsidiary of the Company and, accordingly, the accounts of the Issuer will be included in the consolidated financial statements of the Company. The QUIPS will be presented as a separate line item in the consolidated balance sheet of the Company and appropriate disclosures about the QUIPS, the Guarantee and the QUIDS will be included in the notes to the consolidated financial statements.

                         SELECTED FINANCIAL INFORMATION

     The following information is qualified by the detailed information and financial statements included elsewhere in the Prospectus, including documents incorporated by reference.


                         SELECTED FINANCIAL INFORMATION
                                                       Year Ended December 31,
                                     ------------------------------------------------------------      TWELVE MONTHS ENDED
                                       1991         1992         1993         1994         1995           MARCH 31, 1996
                                     --------     --------     --------      --------     --------     -------------------
Operating Revenues
  (000) ..........................   $808,482     $816,931     $865,799      $913,226     $953,779             $980,585
Net Income (000) .................   $107,428     $107,446     $109,026      $ 93,174     $ 98,752             $102,289

Ratio of Earnings to Fixed
  Charges ........................       3.41         3.55        3.37           3.05         3.16                  3.21

Ratio of Earnings to Combined
  Fixed Charges and Preferred
  Dividends ......................       2.48         2.49        2.44           2.22         2.39                  2.46


                                                     AS OF MARCH 31, 1996
                                              --------------------------------
                                                  AMOUNT            PERCENTAGE
                                              (IN THOUSANDS)            (%)
                                              -------------         ----------
Long Term Debt* .............................   $  802,376           45.47%
Cumulative Preferred Stock:
  Subject to Mandatory Redemption* ..........      125,000            7.08
  Not Subject to Mandatory Redemption .......       40,000            2.27
Common Equity ...............................      797,307           45.18
  Total Capitalization ......................    1,764,683          100.00%
                                                 =========          ======

- ----------
* Includes Current Portion

                              DESCRIPTION OF QUIPS

     Pursuant to the terms of the Trust Agreement, the Administrative Trustees on behalf of the Issuer will issue the QUIPS and the Common Securities. The QUIPS will represent preferred undivided beneficial interests in the assets of the Issuer and the holders thereof will be entitled to a preference in certain circumstances with respect to Distributions and amounts payable on redemption or liquidation over the Common Securities, as well as other benefits as described in the Trust Agreement. This summary of certain provisions of the QUIPS and the Trust Agreement does not purport to be complete and is subject to, and is qualified in its entirety by reference to, all the provisions of the Trust Agreement, including the definitions therein of certain terms, and the Trust Indenture Act. Wherever particular defined terms of the Trust Agreement (as supplemented or amended from time to time) are referred to herein, the definitions of such defined terms are incorporated herein by reference. The form of the Trust Agreement has been filed as an exhibit to the Registration Statement of which this Prospectus forms a part.

GENERAL

     The QUIPS will rank pari passu, and payments will be made thereon pro rata, with the Common Securities except as described under "--Subordination of Common Securities". Legal title to the QUIDS will be held by the Property Trustee in trust for the benefit of the holders of the QUIPS and the Common Securities. The Guarantee executed by the Company for the benefit of the holders of the QUIPS will be a guarantee on a subordinated basis with respect to the QUIPS but will not guarantee payment of Distributions or amounts payable on redemption or liquidation of the QUIPS when the Issuer does not have funds on hand available to make such payments. See "Description of Guarantee".

DISTRIBUTIONS

     The QUIPS represent undivided beneficial interests in the assets of the Issuer, and Distributions on each QUIPS will be payable at the annual rate of __% of the stated liquidation preference of $25, payable quarterly in arrears on March 31, June 30, September 30 and December 31 of each year. Distributions will accumulate from __________, 1996, the date of original issuance. The first Distribution payment date for the QUIPS will be September 30, 1996. The amount of Distributions payable in the first payment period will be computed on the basis of ______ days in a 360-day year. The amount of Distributions payable for any period thereafter will be computed on the basis of a 360-day year of twelve 30-day months. In the event that any date on which Distributions are payable on the QUIPS is not a Business Day, then payment of the Distributions payable on such date will be made on the next succeeding day that is a Business Day (and without any additional Distributions or other payment in respect of any such delay), except that, if such Business Day is in the next succeeding calendar year, such payment shall be made on the immediately preceding Business Day, in each case with the same force and effect as if made on the date such payment was originally payable (each date on which Distributions are payable in accordance with the foregoing, a "Distribution Date"). A "Business Day" shall mean any day other than a Saturday or a Sunday, or a day on which banking institutions in The City of New York are authorized or required by law or executive order to remain closed or a day on which the corporate trust office of the Property Trustee or the Debenture Trustee (as defined herein) is closed for business.

     The revenue of the Issuer available for distribution to holders of its QUIPS will be limited to payments under the QUIDS in which the Issuer will invest the proceeds from the issuance and sale of the QUIPS and the Common Securities. See "Description of QUIDS". If the Company does not make interest payments on the QUIDS, the Property Trustee will not have funds available to pay Distributions on the QUIPS. The payment of Distributions (if and to the extent the Issuer has funds legally available for the payment of such Distributions) is guaranteed by the Company on a limited basis as set forth herein under "Description of Guarantee".

     Distributions on the QUIPS will be payable to the holders thereof as they appear on the register of the Issuer on the relevant record dates, which, as long as the QUIPS remain in book-entry form, will be the close of business one Business Day prior to the relevant Distribution Date. Subject to any applicable laws and regulations and the provisions of the Trust Agreement, each such payment will be made as described under "--Book-Entry Issuance". In the event the QUIPS are not in book-entry form, the relevant record date for the QUIPS shall be 15 days prior to the relevant Distribution Date.

     So long as no Event of Default under the Indenture has occurred and is continuing, the Company has the right under the Indenture to defer the payment of interest on the QUIDS at any time or from time to time for a period not exceeding 20 consecutive quarters (each, an "Extension Period"), provided that no Extension Period may extend beyond the Stated Maturity of the QUIDS. As a consequence of any such extension, quarterly Distributions on the QUIPS will be deferred by the Issuer during any such Extension Period. Distributions to which holders of the QUIPS are entitled will accumulate additional Distributions thereon at the rate per annum of __% thereof, compounded quarterly from the relevant payment date for such Distributions. The term "Distributions" as used herein shall include any such additional Distributions. During any such Extension Period, the Company may not, and may not permit any subsidiary of the Company to, (i) declare or pay any dividends or distributions on, or redeem, purchase, acquire, or make a liquidation payment with respect to, any of the Company's Capital Stock or (ii) make any payment of principal, interest or premium, if any, on or repay, repurchase or redeem any debt securities of the Company that rank pari passu with or junior in interest to the QUIDS or make any guarantee payments with respect to any guarantee by the Company of the debt securities of any subsidiary of the Company if such guarantee ranks pari passu or junior in interest to the QUIDS (other than (a) dividends or distributions in Common Stock of the Company and (b) payments under the Guarantee). Prior to the termination of any such Extension Period, the Company may further extend the interest payment period, provided that no Extension Period may exceed 20 consecutive quarters or extend beyond the Stated Maturity of the QUIDS. Upon the termination of any such Extension Period and the payment of all amounts then due on any Interest Payment Date, the Company may elect to begin a new Extension Period. See "Description of the QUIDS--Option to Extend Interest Payment Period" and "Certain Federal Income Tax Consequences--Original Issue Discount".

     The Company has no current intention of exercising its right to defer payments of interest by extending the interest payment period of the QUIDS.

REDEMPTION

     MANDATORY REDEMPTION. Upon the repayment or redemption, in whole or in part, of the QUIDS, whether at Stated Maturity or upon earlier redemption as provided in the Indenture, the proceeds from such repayment or redemption shall be applied by the Property Trustee to redeem a Like Amount (as defined below) of the QUIPS and Common Securities, upon not less than 30 nor more than 60 days notice prior to the date fixed for repayment or redemption, at a redemption price (the "Redemption Price"), with respect to the QUIPS, equal to the aggregate Liquidation Amount of such QUIPS plus accrued and unpaid Distributions thereon to the date of redemption (the "Redemption Date"). If less than all of the QUIDS are to be repaid or redeemed on a Redemption Date, then the proceeds from such repayment or redemption shall be allocated to the redemption pro rata of the QUIPS and the Common Securities.

     The Company will have the right to redeem the QUIDS (i) on or after ____ , 2001, in whole at any time or in part from time to time, at a redemption price equal to the accrued and unpaid interest on the QUIDS so redeemed to the date fixed for redemption, plus 100% of the principal amount thereof or (ii) at any time, in whole (but not in part), upon the occurrence and continuation of a Special Event, at a redemption price equal to the accrued and unpaid interest on the QUIDS so redeemed to the date fixed for redemption, plus 100% of the principal amount thereof, in each case subject to the further conditions described under "Description of QUIDS--Redemption" and "Description of QUIDS--Optional Redemption".

     SPECIAL EVENT REDEMPTION OR DISTRIBUTION OF QUIDS. If a Special Event shall occur and be continuing, the Company will have the right to redeem the QUIDS in whole (but not in part) and thereby cause a mandatory redemption of the QUIPS in whole (but not in part) at the Redemption Price within 90 days following the occurrence of such Special Event. At any time, the Company will have the right to terminate the Issuer and, after satisfaction of the liabilities of creditors of the Issuer as provided by applicable law, cause the QUIDS to be distributed to the holders of the QUIPS in liquidation of the Issuer. Under current United States federal income tax law and interpretations and assuming, as expected, the Issuer is treated as a grantor trust, a distribution of the QUIDS should not be a taxable event to holders of the QUIPS. Should there be a change in law, a change in legal interpretation, a Special Event or other circumstances, however, the distribution could be a taxable event to holders of the QUIPS. See "Certain Federal Income Tax Consequences--Distribution of QUIDS to Holders of QUIPS". If the Company does not elect either option described above, the QUIPS will remain outstanding until the repayment of the QUIDS, and in the event a Tax Event has occurred and is continuing, Additional Sums (as defined herein) may be payable on the QUIDS.

     If the Company elects to liquidate the Issuer and thereby causes the QUIDS to be distributed to holders of the QUIPS in liquidation of the Issuer, the Company shall have the right to shorten or extend the maturity of the QUIDS at the time of such election, provided that it can extend the maturity only if certain conditions are met at the time such election is made and at the time of such extension. See "Description of QUIDS--General".

     "Like Amount" means (i) with respect to a redemption of the QUIPS and the Common Securities, the QUIPS and the Common Securities having a Liquidation Amount (as defined below) equal to the principal amount of the QUIDS to be contemporaneously redeemed in accordance with the Indenture allocated 3% to the Common Securities and 97% to the QUIPS and the proceeds of which will be used to pay the Redemption Price of such QUIPS and to redeem such Common Securities, and
(ii) with respect to a distribution of the QUIDS to holders of QUIPS and Common Securities in connection with a dissolution or liquidation of the Issuer, the QUIDS having a principal amount equal to the Liquidation Amount of the QUIPS or the Common Securities, as the case may be, of the holder to whom such QUIDS are distributed. "Liquidation Amount" means the stated amount of $25 per QUIPS or Common Security. After the liquidation date fixed for any distribution of QUIDS
(i) the QUIPS will no longer be deemed to be outstanding, (ii) The Depository Trust Company ("DTC") or its nominee, as the record holder of such QUIPS, will receive a registered global certificate or certificates representing the QUIDS to be delivered upon such distribution and (iii) any certificates representing QUIPS not held by DTC or its nominee will be deemed to represent QUIDS having a principal amount equal to the stated liquidation preference of such QUIPS, and bearing accrued and unpaid interest in an amount equal to the accrued and unpaid Distributions on such QUIPS until such certificates are presented to the Administrative Trustees or their agent for transfer or reissuance.

     There can be no assurance as to the market prices for the QUIPS or the QUIDS that may be distributed in exchange for QUIPS if a dissolution and liquidation of the Issuer were to occur. Accordingly, the QUIPS that an investor may purchase, or the QUIDS that the investor may receive on dissolution and liquidation of the Issuer, may trade at a discount to the price that the investor paid to purchase QUIPS offered hereby.

REDEMPTION PROCEDURES

     QUIPS redeemed on each Redemption Date shall be redeemed at the Redemption Price with the applicable proceeds from the contemporaneous redemption or payment at Stated Maturity of the QUIDS. Redemptions of the QUIPS shall be made and the Redemption Price shall be payable on each Redemption Date only to the extent that the Issuer has funds on hand available for the payment of such Redemption Price. See also "--Subordination of Common Securities".

     If the Issuer gives a notice of redemption in respect of the QUIPS, then, by 12:00 noon, New York City time, on the Redemption Date, to the extent funds are available, the Property Trustee will deposit irrevocably with DTC funds sufficient to pay the applicable Redemption Price and will give DTC irrevocable instructions and authority to pay the Redemption Price to the holders of the QUIPS. See "--Book-Entry Issuance". If the QUIPS are no longer in book-entry form, the Issuer, to the extent funds are available, will irrevocably deposit with the paying agent for the QUIPS funds sufficient to pay the applicable Redemption Price and will give the paying agent irrevocable instructions and authority to pay the Redemption Price to the holders thereof upon surrender of their certificates evidencing the QUIPS. Notwithstanding the foregoing, Distributions payable on or prior to the Redemption Date for any QUIPS called for redemption shall be payable to the holders of such QUIPS on the relevant record dates for the related Distribution Dates. If notice of redemption shall have been given and funds deposited as required, then upon the date of such deposit, all rights of the holders of such QUIPS so called for redemption will cease, except the right of the holders of such QUIPS to receive the Redemption Price, but without interest on such Redemption Price, and such QUIPS will cease to be outstanding. In the event that any date fixed for redemption of QUIPS is not a Business Day, then payment of the Redemption Price payable on such date will be made on the next succeeding day which is a Business Day (and without any interest or other payment in respect of any such delay), except that, if such Business Day falls in the next calendar year, such payment will be made on the immediately preceding Business Day, in each case with the same force and effect as if made on the date such payment was originally payable. In the event that payment of the Redemption Price in respect of QUIPS called for redemption is improperly withheld or refused and not paid either by the Issuer or by the Company pursuant to the Guarantee as described under "Description of Guarantee", Distributions on such QUIPS will continue to accrue at the then applicable rate, from the Redemption Date originally established by the Issuer for the QUIPS to the date such Redemption Price is actually paid, in which case the actual payment date will be the date fixed for redemption for purposes of calculating the Redemption Price.

     Subject to applicable law (including, without limitation, United States federal securities law), the Company or its subsidiaries may at any time and from time to time purchase outstanding QUIPS by tender, in the open market or by private agreement.

     Payment of the Redemption Price on the QUIPS and any distribution of QUIDS to holders of QUIPS shall be made to the applicable recordholders thereof as they appear on the register for the QUIPS at the close of business on the relevant record date, which shall be one Business Day prior to the relevant Redemption Date or liquidation date, as applicable; provided, however, that in the event that the QUIPS are not in book-entry form, the relevant record date for the QUIPS shall be 15 days prior to the Redemption Date or liquidation date, as applicable.

     If less than all of the QUIPS and Common Securities issued by the Issuer are to be redeemed on a Redemption Date, then the aggregate Liquidation Amount of such QUIPS and Common Securities to be redeemed shall be allocated pro rata among the QUIPS and the Common Securities. The particular QUIPS to be redeemed shall be selected on a pro rata basis not more than 60 days prior to the Redemption Date by the Property Trustee from the outstanding QUIPS not previously called for redemption, by such method as the Property Trustee shall deem fair and appropriate and which may provide for the selection for redemption of portions (equal to $25 or an integral multiple of $25 in excess thereof) of the liquidation preference of QUIPS of a denomination larger than $25. The Property Trustee shall promptly notify the trust registrar in writing of the QUIPS selected for redemption and, in the case of any QUIPS selected for partial redemption, the liquidation preference thereof to be redeemed. For all purposes of the Trust Agreement, unless the context otherwise requires, all provisions relating to the redemption of QUIPS shall relate, in the case of any QUIPS redeemed or to be redeemed only in part, to the portion of the aggregate liquidation preference of QUIPS which has been or is to be redeemed.

     Notice of any redemption will be mailed at least 30 days but not more than 60 days before the Redemption Date to each Holder of QUIPS to be redeemed at its registered address. Unless the Issuer defaults in payment of the Redemption Price, on and after the Redemption Date Distributions cease to accrue on such QUIPS or portions thereof called for redemption.

SUBORDINATION OF COMMON SECURITIES

     Payment of Distributions on, and the Redemption Price of, the QUIPS and the Common Securities, as applicable, shall be made pro rata based on the Liquidation Amount of such QUIPS and Common Securities; provided, however, that if on any Distribution Date or Redemption Date a Debenture Event of Default shall have occurred and be continuing, no payment of any Distribution on, or Redemption Price of, any of the Common Securities, and no other payment on account of the redemption, liquidation or other acquisition of such Common Securities, shall be made unless payment in full in cash of all accumulated and unpaid Distributions on all of the outstanding QUIPS for all Distribution periods terminating on or prior thereto, or in the case of payment of the Redemption Price the full amount of such Redemption Price on all of the outstanding QUIPS then called for redemption, shall have been made or provided for, and all funds available to the Property Trustee shall first be applied to the payment in full in cash of all Distributions on, or Redemption Price of, the QUIPS then due and payable.

     In the case of any Event of Default resulting from a Debenture Event of Default, the Company as holder of the Common Securities will be deemed to have waived any right to act with respect to any such Event of Default under the Trust Agreement until the effect of all such Events of Default with respect to the QUIPS have been cured, waived or otherwise eliminated. Until any such Events of Default under the Trust Agreement with respect to the QUIPS have been so cured, waived or otherwise eliminated, the Property Trustee shall act solely on behalf of the holders of the QUIPS and not on behalf of the Company as holder of the Common Securities, and only the holders of the QUIPS will have the right to direct the Property Trustee to act on their behalf.

LIQUIDATION DISTRIBUTION UPON TERMINATION

     Pursuant to the Trust Agreement, the Issuer shall automatically terminate upon expiration of its term and shall terminate on the first to occur of: (i) certain events of bankruptcy, dissolution or liquidation of the Company; (ii) the distribution of a Like Amount of the QUIDS to the holders of the QUIPS and Common Securities, if the Company, as Depositor, has given written direction to the Property Trustee to terminate the Issuer (which direction is optional and wholly within the discretion of the Company, as Depositor); (iii) the redemption of all of the QUIPS and Common Securities following a Special Event; (iv) the redemption of all of the QUIPS as described under "Description of QUIPS--Redemption--Mandatory Redemption"; and (v) the entry by a court of competent jurisdiction of an order for the dissolution of the Issuer.

     If an early termination occurs as described in clause (i), (ii) or (v) above, the Issuer shall be liquidated by the Issuer Trustees as expeditiously as the Issuer Trustees determine to be possible by distributing, after satisfaction of liabilities to creditors of the Issuer as provided by applicable law, to the holders of the QUIPS and Common Securities a Like Amount of the QUIDS, unless such distribution is determined by the Property Trustee not to be practical, in which event such holders will be entitled to receive out of the assets of the Issuer available for distribution to holders, after satisfaction of liabilities to creditors of the Issuer as provided by applicable law, an amount equal to, in the case of holders of QUIPS, the aggregate of the liquidation preference plus accrued and unpaid Distributions thereon to the date of payment (such amount being the "Liquidation Distribution"). If such Liquidation Distribution can be paid only in part because the Issuer has insufficient assets available to pay in full the aggregate Liquidation Distribution, then the amounts payable directly by the Issuer on the QUIPS shall be paid on a pro rata basis. The holder(s) of the Common Securities will be entitled to receive distributions upon any such liquidation pro rata with the holders of the QUIPS, except that if a Debenture Event of Default has occurred and is continuing, the QUIPS shall have a priority over the Common Securities.

EVENTS OF DEFAULT; NOTICE

     Any one of the following events constitutes an "Event of Default" under the Trust Agreement (an "Event of Default") with respect to the QUIPS issued thereunder (whatever the reason for such Event of Default and whether it shall be voluntary or involuntary or be effected by operation of law or pursuant to any judgment, decree or order of any court or any order, rule or regulation of any administrative or governmental body):

          (i) the occurrence of a Debenture Event of Default under the Indenture (see "Description of QUIDS--Debenture Events of Default"); or

          (ii) default in the payment of any Distribution when it becomes due and payable, and continuation of such default for a period of 30 days; or

          (iii) default in the payment of any Redemption Price of any QUIPS or Common Security when it becomes due and payable; or

          (iv) default in the performance, or breach, in any material respect, of any covenant or warranty of the Issuer Trustees in the Trust Agreement (other than a covenant or warranty a default in the performance of which or the breach of which is dealt with in clause (ii) or (iii) above), and continuation of such default or breach for a period of 60 days after there has been given, by registered or certified mail, to the defaulting Issuer Trustee or Trustees by the holders of at least 25% in aggregate liquidation preference of the outstanding QUIPS, a written notice specifying such default or breach and requiring it to be remedied and stating that such notice is a "Notice of Default" under the Trust Agreement; or

          (v) the occurrence of certain events of bankruptcy or insolvency with respect to the Property Trustee and the failure by the Company to appoint a successor Property Trustee within 60 days thereof.

     Within five Business Days after the occurrence of any Event of Default actually known to the Property Trustee, the Property Trustee shall transmit notice of such Event of Default to the holders of the QUIPS, the Administrative Trustees and the Company, as Depositor, unless such Event of Default shall have been cured or waived. The Company, as Depositor, and the Administrative Trustees are required to file annually with the Property Trustee a certificate as to whether or not they are in compliance with all the conditions and covenants applicable to them under the Trust Agreement.

     If a Debenture Event of Default has occurred and is continuing, the QUIPS shall have a preference over the Common Securities upon termination of the Issuer as described above. See "--Liquidation Distribution Upon Termination". The existence of an Event of Default does not entitle the holders of QUIPS to accelerate the maturity thereof.

ENFORCEMENT OF CERTAIN RIGHTS BY HOLDERS OF QUIPS

     If an Event of Default has occurred and is continuing, then the holders of QUIPS would rely on the enforcement by the Property Trustee of its rights as a holder of the QUIDS against the Company. Notwithstanding the foregoing, if an Event of Default has occurred and is continuing and such event is attributable to the failure of the Company to pay interest or principal on the QUIDS on the date such interest or principal is otherwise payable (or in the case of redemption, on the redemption date), then a holder of QUIPS may directly institute a proceeding against the Company for enforcement of payment to such holder of the principal of or interest on the QUIDS having a principal amount equal to the aggregate liquidation preference of the QUIPS of such holder (a "Direct Action"). In connection with such Direct Action, the Company will be subrogated to the rights of such holder of QUIPS under the Trust Agreement to the extent of any payment made by the Company to such holder of QUIPS in such Direct Action.

REMOVAL OF ISSUER TRUSTEES

     Unless a Debenture Event of Default shall have occurred and be continuing, any Issuer Trustee may be removed at any time by the holder of the Common Securities. If a Debenture Event of Default has occurred and is continuing, the Property Trustee and the Delaware Trustee may be removed at such time by the holders of a majority in Liquidation Amount of the outstanding QUIPS. In no event will the holders of the QUIPS have the right to vote to appoint, remove or replace the Administrative Trustees, which voting rights are vested exclusively in the Company as the holder of the Common Securities. No resignation or removal of an Issuer Trustee and no appointment of a successor trustee shall be effective until the acceptance of appointment by the successor trustee in accordance with the provisions of the Trust Agreement.

CO-TRUSTEES AND SEPARATE PROPERTY TRUSTEE

     Unless an Event of Default shall have occurred and be continuing, at any time or times, for the purpose of meeting the legal requirements of the Trust Indenture Act or of any jurisdiction in which any part of the Trust Property may at the time be located, the Company, as the holder of the Common Securities, and the Administrative Trustees shall have power to appoint one or more persons either to act as a co-trustee, jointly with the Property Trustee, of all or any part of such Trust Property, or to act as separate trustee of any such property, in either case with such powers as may be provided in the instrument of appointment, and to vest in such person or persons in such capacity any property, title, right or power deemed necessary or desirable, subject to the provisions of the Trust Agreement. In case a Debenture Event of Default has occurred and is continuing, the Property Trustee alone shall have power to make such appointment.

MERGER OR CONSOLIDATION OF ISSUER TRUSTEES

     Any corporation into which the Property Trustee, the Delaware Trustee or any Administrative Trustee that is not a natural person may be merged or converted or with which it may be consolidated, or any corporation resulting from any merger, conversion or consolidation to which such Trustee shall be a party, or any corporation succeeding to all or substantially all the corporate trust business of such Trustee, shall be the successor of such Trustee under the Trust Agreement, provided such corporation shall be otherwise qualified and eligible.

MERGERS, CONSOLIDATIONS, AMALGAMATIONS OR REPLACEMENTS OF THE ISSUERS

     The Issuer may not merge with or into, consolidate, amalgamate, or be replaced by, or convey, transfer or lease its properties and assets substantially as an entirety to any corporation or other Person, except as described below. The Issuer may, at the request of the Company, with the consent of the Administrative Trustees and without the consent of the holders of the QUIPS, merge with or into, consolidate, amalgamate, be replaced by or convey, transfer or lease its properties and assets substantially as an entirety to a trust organized as such under the laws of any State; provided that (i) such successor entity either (a) expressly assumes all of the obligations of the Issuer with respect to the QUIPS or (b) substitutes for the QUIPS other securities having substantially the same terms as the QUIPS (the "Successor Securities") so long as the Successor Securities rank the same as the QUIPS rank in priority with respect to distributions and payments upon liquidation, redemption and otherwise, (ii) the Company expressly appoints a trustee of such successor entity possessing the same powers and duties as the Property Trustee as the holder of the QUIDS, (iii) the Successor Securities are listed, or any Successor Securities will be listed upon notification of issuance, on any national securities exchange or other organization on which the QUIPS are then listed, if any, (iv) such merger, consolidation, amalgamation, replacement, conveyance, transfer or lease does not cause the QUIPS (including any Successor Securities) to be downgraded by any nationally recognized statistical rating organization, (v) such merger, consolidation, amalgamation, replacement, conveyance, transfer or lease does not adversely affect the rights, preferences and privileges of the holders of the QUIPS (including any Successor Securities) in any material respect, (vi) such successor entity has a purpose identical to that of the Issuer, (vii) prior to such merger, consolidation, amalgamation, replacement, conveyance, transfer, or lease, the Company has received an opinion from independent counsel to the Issuer experienced in such matters to the effect that (a) such merger, consolidation, amalgamation, replacement, conveyance, transfer or lease does not adversely affect the rights, preferences and privileges of the holders of the QUIPS (including any Successor Securities) in any material respect and (b) following such merger, consolidation, amalgamation, replacement, conveyance, transfer or lease, neither the Issuer nor such successor entity will be required to register as an investment Company under the Investment Company Act, and (viii) the Company or any permitted successor or assignee owns all of the Common Securities of such successor entity and guarantees the obligations of such successor entity under the Successor Securities at least to the extent provided by the Guarantee. Notwithstanding the foregoing, the Issuer shall not, except with the consent of holders of 100% in aggregate liquidation preference of the QUIPS, consolidate, amalgamate, merge with or into, be replaced by or convey, transfer or lease its properties and assets substantially as an entirety to any other entity or permit any other entity to consolidate, amalgamate, merge with or into, or replace it if such consolidation, amalgamation, merger, replacement, conveyance, transfer or lease would cause the Issuer or the successor entity to be classified as other than a grantor trust for United States federal income tax purposes.

VOTING RIGHTS; AMENDMENT OF THE TRUST AGREEMENT

     Except as provided below and under "Description of Guarantee--Amendments and Assignment" and as otherwise required by law and the Trust Agreement, the holders of the QUIPS will have no voting rights.

     The Trust Agreement may be amended from time to time by the Company and the Issuer Trustees, without the consent of the holders of the QUIPS (i) to cure any ambiguity, correct or supplement any provisions in the Trust Agreement that may be inconsistent with any other provision, or to make any other provisions with respect to matters or questions arising under the Trust Agreement that shall not be inconsistent with the other provisions of the Trust Agreement, or (ii) to modify, eliminate or add to any provisions of the Trust Agreement to such extent as shall be necessary to ensure that the Issuer will be classified for United States federal income tax purposes as a grantor trust at all times that any QUIPS and Common Securities are outstanding or to ensure that the Issuer will not be required to register as an "investment company" under the Investment Company Act, provided, however, that such action shall not adversely affect in any material respect the interests of any holder of QUIPS or Common Securities, and any amendments of the Trust Agreement shall become effective when notice thereof is given to the holders of QUIPS and Common Securities. The Trust Agreement may be amended by the Issuer

Trustees and the Company with (i) the consent of holders representing not less than a majority (based upon Liquidation Amounts) of the outstanding QUIPS and Common Securities and (ii) receipt by the Issuer Trustees of an opinion of counsel to the effect that such amendment or the exercise of any power granted to the Issuer Trustees in accordance with such amendment will not affect the Issuer's status as a grantor trust for United States federal income tax purposes or the Issuer's exemption from status of an "investment company" under the Investment Company Act, provided, further that without the consent of each holder of QUIPS and Common Securities affected thereby, the Trust Agreement may not be amended to (i) change the amount or timing of any Distribution on the QUIPS and Common Securities or otherwise adversely affect the amount of any Distribution required to be made in respect of the QUIPS and Common Securities as of a specified date or (ii) restrict the right of a holder of QUIPS or Common Securities to institute suit for the enforcement of any such payment on or after such date.

     So long as any QUIDS are held by the Property Trustee, the Issuer Trustees shall not (i) direct the time, method and place of conducting any proceeding for any remedy available to the Debenture Trustee or executing any trust or power conferred on the Property Trustee with respect to such QUIDS, (ii) waive any past default that is waiveable under Section 513 of the Indenture, (iii) exercise any right to rescind or annul a declaration that the principal of all the QUIDS shall be due and payable or (iv) consent to any amendment, modification or termination of the Indenture or such QUIDS, where such consent shall be required, without, in each case, obtaining the prior approval of the holders of a majority in aggregate liquidation preference of all outstanding QUIPS; provided, however, that where a consent under the Indenture would require the consent of each holder of QUIDS affected thereby, no such consent shall be given by the Property Trustee without the prior consent of each holder of QUIPS. The Issuer Trustees shall not revoke any action previously authorized or approved by a vote of the holders of the QUIPS except by subsequent vote of the holders of the QUIPS. The Property Trustee shall notify each holder of record of the QUIPS of any notice of default which it receives with respect to the QUIDS. In addition to obtaining the foregoing approvals of the holders of the QUIPS, prior to taking any of the foregoing actions, the Issuer Trustees shall receive an opinion of counsel experienced in such matters to the effect that the Issuer will not be classified as other than a grantor trust for United States federal income tax purposes on account of such action.

     Any required approval of holders of QUIPS may be given at a meeting of holders of QUIPS convened for such purpose or pursuant to written consent. The Property Trustee will cause a notice of any meeting at which holders of QUIPS are entitled to vote, or of any matter upon which action by written consent of such holders is to be taken, to be given to each holder of record of QUIPS in the manner set forth in the Trust Agreement.

      No vote or consent of the holders of QUIPS will be required for an Issuer to redeem and cancel its QUIPS in accordance with the Trust Agreement.

     Notwithstanding that holders of QUIPS are entitled to vote or consent under any of the circumstances described above, any of the QUIPS that are owned by the Company, the Issuer Trustees or any affiliate of the Company or any Issuer Trustees, shall, for purposes of such vote or consent, be treated as if they were not outstanding.

PAYMENT AND PAYING AGENCY

     Payments in respect of the QUIPS shall be made to DTC, which shall credit the relevant accounts at DTC on the applicable Distribution Dates or, if the QUIPS are not held by DTC, such payments shall be made by check mailed to the address of the holder entitled thereto as such address shall appear on the Register. The paying agent (the "Paying Agent") shall initially be the Property Trustee and any co-paying agent chosen by the Property Trustee and acceptable to the Administrative Trustees and the Company. The Paying Agent shall be permitted to resign as Paying Agent upon 30 days' written notice to the Property Trustee and the Company. In the event that the Property Trustee shall no longer be the Paying Agent, the Administrative Trustees shall appoint a successor (which shall be a bank or trust company acceptable to the Administrative Trustees and the Company) to act as Paying Agent.

BOOK-ENTRY ISSUANCE

     DTC will act as securities depositary for all of the QUIPS. The QUIPS will be issued only as fully-registered securities registered in the name of Cede & Co. (DTC's nominee). One or more fully-registered global certificates will be issued for the QUIPS, representing in the aggregate the total number of QUIPS, and will be deposited with DTC.

    DTC is a limited purpose trust company organized under the New York Banking Law, a "banking organization" within the meaning of the New York Banking Law, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code, and a "clearing agency" registered pursuant to the provisions of Section 17A of the Exchange Act. DTC holds securities that its participants ("Participants") deposit with DTC. DTC also facilitates the settlement among Participants of securities transactions, such as transfers and pledges, in deposited securities through electronic computerized book-entry changes in Participants' accounts, thereby eliminating the need for physical movement of securities certificates. Direct Participants include securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations ("Direct Participants"). DTC is owned by a number of its Direct Participants and by the New York Stock Exchange, Inc., the American Stock Exchange, Inc. and the National Association of Securities Dealers, Inc. Access to the DTC system is also available to others such as securities brokers and dealers, banks and trust companies that clear through or maintain custodial relationships with Direct Participants, either directly or indirectly ("Indirect Participants"). The rules applicable to DTC and its Participants are on file with the Commission.

     Purchases of QUIPS within the DTC system must be made by or through Direct Participants, which will receive a credit for the QUIPS on DTC's records. The ownership interest of each actual purchaser of each QUIPS ("Beneficial Owner") is in turn to be recorded on the Direct and Indirect Participants' records. Beneficial Owners will not receive written confirmation from DTC of their purchases, but Beneficial Owners are expected to receive written confirmations providing details of the transactions, as well as periodic statements of their holdings, from the Direct or Indirect Participants through which the Beneficial Owners purchased QUIPS. Transfers of ownership interests in the QUIPS are to be accomplished by entries made on the books of Participants acting on behalf of Beneficial Owners. Beneficial Owners will not receive certificates representing their ownership interests in QUIPS, except in the event that use of the book-entry system for the QUIPS of the Issuer is discontinued.

     DTC has no knowledge of the actual Beneficial Owners of the QUIPS; DTC's records reflect only the identity of the Direct Participants to whose accounts such QUIPS are credited, which may or may not be the Beneficial Owners. The Participants will remain responsible for keeping account of their holdings on behalf of their customers.

     Redemption notices shall be sent to Cede & Co. as the registered holder of the QUIPS. If less than all of the QUIPS are being redeemed, DTC's current practice is to determine by lot the amount of the interest of each Direct Participant to be redeemed.

     Although voting with respect to the QUIPS is limited to the holders of record of the QUIPS, in those instances in which a vote is required, neither DTC nor Cede & Co. will itself consent or vote with respect to QUIPS. Under its usual procedures, DTC would mail an omnibus proxy (the "Omnibus Proxy") to the Property Trustee as soon as possible after the record date. The Omnibus Proxy assigns Cede & Co.'s consenting or voting rights to those Direct Participants to whose accounts such QUIPS are credited on the record date (identified in a listing attached to the Omnibus Proxy).

     Conveyance of notices and other communications by DTC to Direct Participants, by Direct Participants to Indirect Participants, and by Direct Participants and Indirect Participants to Beneficial Owners and the voting rights of Direct Participants, Indirect Participants and Beneficial Owners will be governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time.

     Distribution payments on the QUIPS will be made by the Property Trustee to DTC. DTC's practice is to credit Direct Participants' accounts on the relevant payment date in accordance with their respective holdings shown on DTC's records unless DTC has reason to believe that it will not receive payments on such payment date. Payments by Participants to Beneficial Owners will be governed by standing instructions and customary practices and will be the responsibility of such Participant and not of DTC, the Property Trustee, the Issuer or the Company, subject to any statutory or regulatory requirements as may be in effect from time to time. Payment of Distributions to DTC is the responsibility of the Property Trustee, disbursement of such payments to Direct Participants is the responsibility of DTC, and disbursements of such payments to the Beneficial Owners is the responsibility of Direct and Indirect Participants.

     DTC may discontinue providing its services as securities depositary with respect to any of the QUIPS at any time by giving reasonable notice to the Property Trustee and the Company. In the event that a successor securities depositary is not obtained, definitive QUIPS certificates representing such QUIPS are required to be printed and delivered. The Company, at its option, may decide to discontinue use of the system of book-entry transfers through DTC (or a successor depositary). After a Debenture Event of Default, the holders of a majority in liquidation preference of QUIPS may determine to discontinue the system of book-entry transfers through DTC. In any such event, definitive certificates for the QUIPS will be printed and delivered.

     The information in this section concerning DTC and DTC's book-entry system has been obtained from sources that the Issuer or the Company believe to be accurate, but the Issuer and the Company assume no responsibility for the accuracy thereof. None of the Issuer Trustees, the Issuer or the Company has any responsibility for the performance by DTC or its Participants of their respective obligations as described herein or under the rules and procedures governing their respective operations.

REGISTRAR AND TRANSFER AGENT

      The Property Trustee will act as registrar and transfer agent for the QUIPS.

     Registration of transfers of QUIPS will be effected without charge by or on behalf of the Issuer, but upon payment of any tax or other governmental charges that may be imposed in connection with any transfer or exchange. The Issuer will not be required to register or cause to be registered the transfer of the QUIPS after such QUIPS have been called for redemption.

INFORMATION CONCERNING THE PROPERTY TRUSTEE

     The Company and its affiliates utilize various of the banking services offered by the Property Trustee. Such services include acting as a depositary and providing lines of credit. In addition, the Property Trustee acts as indenture trustee under the Mortgage and Deed of Trust dated January 13, 1937 under which the Company's First Mortgage Bonds are issued.

     The Property Trustee, other than during the occurrence and continuance of an Event of Default, undertakes to perform only such duties as are specifically set forth in the Trust Agreement and, after such Event of Default, must exercise the same degree of care and skill as a prudent person would exercise or use in the conduct of his or her own affairs. Subject to this provision, the Property Trustee is under no obligation to exercise any of the powers vested in it by the Trust Agreement at the request of any holder of QUIPS unless it is offered reasonable indemnity against the costs, expenses and liabilities that might be incurred thereby. If no Event of Default has occurred and is continuing and the Property Trustee is required to decide between alternative causes of action, construe ambiguous provisions in the Trust Agreement or is unsure of the application of any provision of the Trust Agreement, and the matter is not one on which holders of QUIPS are entitled under the Trust Agreement to vote, then the Property Trustee shall take such action as is directed by the Company and if not so directed, shall take such action as it deems advisable and in the best interests of the holders of the QUIPS and the Common Securities and will have no liability except for its own bad faith, negligence or willful misconduct.

MISCELLANEOUS

     The Administrative Trustees are authorized and directed to conduct the affairs of and to operate the Issuer in such a way that the Issuer will not be deemed to be an "investment company" required to be registered under the Investment Company Act or classified as an association taxable as other than a grantor trust for United States federal income tax purposes and so that the QUIDS will be treated as indebtedness of the Company for United States federal income tax purposes. In this connection, the Company and the Administrative Trustees are authorized to take any action, not inconsistent with applicable law, the certificate of trust of the Issuer or the Trust Agreement, that the Company and the Administrative Trustees determine in their discretion to be necessary or desirable for such purposes, as long as such action does not materially adversely affect the interests of the holders of the QUIPS.

     Holders of the QUIPS have no preemptive or similar rights.

     The Issuer may not borrow money nor issue debt nor mortgage or pledge any of its assets.

                              DESCRIPTION OF QUIDS

     The QUIDS are to be issued under a Junior Subordinated Indenture (the "Indenture"), between the Company and The Bank of New York, as trustee (the "Debenture Trustee"). This summary of certain terms and provisions of the QUIDS and the Indenture does not purport to be complete and is subject to, and is qualified in its entirety by reference to, the Indenture, the form of which is filed as an exhibit to the Registration Statement of which this Prospectus forms a part, and to the Trust Indenture Act. Whenever particular defined terms of the Indenture are referred to herein, such defined terms are incorporated herein by reference.

GENERAL

     Concurrently with the issuance of the QUIPS, the Issuer will invest the proceeds thereof and the consideration paid by the Company for the Common Securities in the QUIDS issued by the Company. The QUIDS will be in the principal amount equal to the aggregate stated Liquidation Amount of the QUIPS plus the Company's concurrent investment in the Common Securities. The QUIDS will bear interest at the annual rate of ____ % of the principal amount thereof, payable quarterly in arrears on March 31, June 30, September 30 and December 31 of each year (each, an "Interest Payment Date"), commencing September 30, 1996, to the person in whose name each QUIDS is registered, subject to certain exceptions, at the close of business on the Business Day next preceding such Interest Payment Date. It is anticipated that, until the liquidation, if any, of the Issuer, each QUIDS will be held in the name of the Property Trustee in trust for the benefit of the holders of the QUIPS and the Common Securities. The amount of interest payable for any period will be computed on the basis of a 360-day year of twelve 30-day months. In the event that any date on which interest is payable on the QUIDS is not a Business Day, then payment of the interest payable on such date will be made on the next succeeding day that is a Business Day (and without any interest or other payment in respect of any such delay), except that, if such Business Day is in the next succeeding calendar year, such payment shall be made on the immediately preceding Business Day, in each case with the same force and effect as if made on the date such payment was originally payable. Accrued interest that is not paid on the applicable Interest Payment Date will bear additional interest on the amount thereof (to the extent permitted by law) at the rate per annum of ____ % thereof, compounded quarterly. The term "interest" as used herein shall include quarterly interest payments, interest on quarterly interest payments not paid on the applicable Interest Payment Date and Additional Sums (as defined below), as applicable.

     The QUIDS will mature on __, 2026, which date may be extended at any time at the election of the Company for one or more periods, but in no event to a date later than _______ , 2045 (such date, as it may be so extended, the "Stated Maturity"), provided that at the time such election is made and at the time of extension (i) the Company is not in bankruptcy, otherwise insolvent or in liquidation, (ii) the Company is not in default in the payment of any interest or principal on the QUIDS, (iii) the Issuer is not in arrears on payments of Distributions on the QUIPS and no deferred Distributions are accumulated, (iv) the QUIDS are rated not less than BBB- by Standard & Poor's or Baa3 by Moody's Investors Service, Inc. or the equivalent by any other nationally recognized statistical rating organization and (v) the extended Stated Maturity is no later than the 49th anniversary of the initial issuance of the QUIPS; provided, however, that, if the Company exercises its right to liquidate the Issuer and distribute the QUIDS, effective upon such exercise the Stated Maturity of the QUIDS may be changed to any date elected by the Company that is (i) no earlier than the date five years after the initial issuance of the QUIPS and (ii) no later than the date 30 years (plus an extended term of up to an additional 19 years if the above-referenced conditions are satisfied) after the date of the initial issuance of the QUIPS.

     The QUIDS will be unsecured and will rank junior and be subordinate in right of payment to all Senior Debt (as defined below) of the Company. See "Description of QUIDS--Subordination". The Indenture does not limit the incurrence or issuance of other secured or unsecured debt of the Company, whether under the Indenture or any existing or other indenture that the Company may enter into in the future or otherwise. See "--Subordination".

OPTION TO EXTEND INTEREST PAYMENT PERIOD

     So long as no Event of Default under the Indenture has occurred and is continuing, the Company has the right under the Indenture to defer the payment of interest at any time or from time to time for a period not exceeding 20 consecutive quarters with respect to each Extension Period, provided that no Extension Period may extend beyond the Stated Maturity of the QUIDS. At the end of such Extension Period, the Company must pay all interest then accrued and unpaid (together with interest thereon at the annual rate of __%, compounded quarterly, to the extent permitted by applicable law). During an Extension Period, interest will continue to accrue and holders of QUIDS (or holders of QUIPS while the QUIPS are outstanding) will be required to accrue interest income for United States federal income tax purposes. See "Certain Federal Income Tax Consequences--Original Issue Discount".

     During any such Extension Period, the Company may not, and may not permit any subsidiary of the Company to, (i) declare or pay any dividends or distributions on, or redeem, purchase, acquire, or make a liquidation payment with respect to, any of the Company's Capital Stock or (ii) make any payment of principal, interest or premium, if any, on or repay, repurchase or redeem any debt securities of the Company that rank pari passu with or junior in interest to the QUIDS or make any guarantee payments with respect to any guarantee by the Company of the debt securities of any subsidiary of the Company if such guarantee ranks pari passu or junior in interest to the QUIDS (other than (a) dividends or distributions in common stock of the Company and (b) payments under the Guarantee). Prior to the termination of any such Extension Period, the Company may further extend the interest payment period, provided that no Extension Period may exceed 20 consecutive quarters or extend beyond the Stated Maturity of the QUIDS. Upon the termination of any such Extension Period and the payment of all amounts then due on any Interest Payment Date, the Company may elect to begin a new Extension Period subject to the above requirements. No interest shall be due and payable during an Extension Period, except at the end thereof. The Company must give the Property Trustee, the Administrative Trustees and the Debenture Trustee notice of its election of such Extension Period at least one Business Day prior to the earlier of (i) the date the Distributions on the QUIPS would have been payable except for the election to begin such Extension Period or (ii) the date the Administrative Trustees are required to give notice to the Nasdaq National Market or other applicable self-regulatory organization or to holders of such QUIPS of the record date or the date such Distributions are payable, but in any event not less than one Business Day prior to such record date. The Debenture Trustee shall give notice of the Company's election to begin a new Extension Period to the holders of the QUIPS.

CERTAIN COVENANTS OF THE COMPANY

     The Company will covenant in the Indenture that if and so long as (i) the Issuer is the holder of all QUIDS, (ii) a Tax Event in respect of the Issuer has occurred and is continuing and (iii) the Company has not exercised its right to
(x) redeem the QUIDS or (y) terminate the Issuer, the Company will pay to the Issuer Additional Sums (as defined herein) in respect of the QUIPS and the Common Securities, subject to the conditions described under "Description of QUIPS--Redemption--Special Event Redemption or Distribution of QUIDS". The Company will also covenant that it will not, and will not permit any subsidiary of the Company to, (i) declare or pay any dividends or distributions on, or redeem, purchase, acquire, or make a liquidation payment with respect to, any of the Company's Capital Stock or (ii) make any payment of principal, interest or premium, if any, on or repay or repurchase or redeem any debt securities of the Company that rank pari passu with or junior in interest to the QUIDS or make any guarantee payments with respect to any guarantee by the Company of the debt securities of any subsidiary of the Company if such guarantee ranks pari passu or junior in interest to the QUIDS (other than (a) dividends or distributions in common stock of the Company and (b) payments under the Guarantee) if at such time (i) there shall have occurred any event of which the Company has actual knowledge that (a) with the giving of notice or the lapse of time, or both, would constitute an "Event of Default" under the Indenture with respect to QUIDS and (b) in respect of which the Company shall not have taken reasonable steps to cure, (ii) the Company shall be in default with respect to its payment of any obligations under the Guarantee or (iii) the Company shall have given notice of its election of an Extension Period as provided in the Indenture and shall not have rescinded such notice, or such Extension Period, or any extension thereof, shall be continuing. The Company will also covenant (i) to maintain directly or indirectly 100% ownership of the Common Securities of the Issuer, provided that certain successors which are permitted pursuant to the Indenture may succeed to the Company's ownership of the Common Securities, (ii) not to voluntarily terminate, wind-up or liquidate the Issuer, except (a) in connection with a distribution of QUIDS to the holders of the QUIPS in liquidation of the Issuer or (b) in connection with certain mergers, consolidations or amalgamations permitted by the Trust Agreement, and (iii) to use its reasonable efforts, consistent with the terms and provisions of the Trust Agreement, to cause the Issuer to remain classified as a grantor trust and not as an association taxable as a corporation for United States federal income tax purposes.

     "Additional Sums" means the additional amounts as may be necessary in order that the amount of Distributions then due and payable by the Issuer on the outstanding QUIPS and Common Securities shall not be reduced as a result of any additional taxes, duties and other governmental charges to which the Issuer has become subject as a result of a Tax Event.

REDEMPTION

     The QUIDS are redeemable prior to maturity at the option of the Company (i) on or after _________, 2001, in whole at any time or in part from time to time, at a redemption price equal to the accrued and unpaid interest on the QUIDS so redeemed to the date fixed for redemption, plus 100% of the principal amount thereof or (ii) at any time in whole (but not in part), upon the occurrence and continuation of a Special Event, at a redemption price equal to the accrued and unpaid interest on the QUIDS so redeemed to the date fixed for redemption, plus 100% of the principal amount thereof.

     If a Debenture Tax Event (as defined below) in respect of QUIDS shall occur and be continuing, the Company may, at its option, redeem such QUIDS in whole (but not in part) at any time within 90 days of the occurrence of such Debenture Tax Event, at a redemption price equal to 100% of the principal amount of such QUIDS then outstanding plus accrued and unpaid interest to the date fixed for redemption.

     "Debenture Tax Event" means the receipt by the Company of an opinion of counsel, rendered by a law firm having a recognized national tax and securities practice, to the effect that, as a result of any amendment to, change in or announced proposed change in the laws (or any regulations thereunder) of the United States or any political subdivision or taxing authority thereof or therein, or as a result of any official administrative pronouncement or judicial decision interpreting or applying such laws or regulations, which amendment or change is adopted or which pronouncement or decision is announced on or after the date of issuance of the QUIDS under the Indenture, there is more than an insubstantial risk that interest payable by the Company on the QUIDS is not, or within 90 days of the date of such opinion, will not be, deductible by the Company, in whole or in part, for United States federal income tax purposes.

     Notice of any redemption will be mailed at least 30 days but not more than 60 days before the redemption date to each Holder of QUIDS to be redeemed at its registered address. Unless the Company defaults in payment of the redemption price, on and after the redemption date interest ceases to accrue on such QUIDS or portions thereof called for redemption.

DISTRIBUTIONS OF QUIDS

     Under certain circumstances involving the termination of the Issuer, QUIDS may be distributed to the holders of the QUIPS in liquidation of the Issuer after satisfaction of liabilities to creditors of the Issuer as provided by applicable law. If distributed to holders of QUIPS in liquidation, the QUIDS will initially be issued in the form of one or more global securities and DTC, or any successor depositary for the QUIPS, will act as depositary for the QUIDS. It is anticipated that the depositary arrangements for the QUIDS would be substantially identical to those in effect for the QUIPS. If the QUIDS are distributed to the holders of QUIPS upon the liquidation of the Issuer, the Company will use its best efforts to list the QUIDS on the New York Stock Exchange or such other stock exchanges, if any, on which the QUIPS are then listed. There can be no assurance as to the market price of any QUIDS that may be distributed to the holders of QUIPS. For a description of DTC and the terms of the depositary matters, see "Description of QUIPS--Book-Entry Issuance".

GLOBAL QUIDS

     The QUIDS may be issued in whole or in part in the form of a Global QUIDS that will be deposited with, or on behalf of, a depositary (the "Depositary"). Global QUIDS may be issued only in fully registered form and in either temporary or permanent form. Unless and until it is exchanged in whole or in part for the individual QUIDS represented thereby, a Global QUIDS may not be transferred except as a whole by the Depositary for such Global QUIDS to a nominee of such Depositary or by a nominee of such Depositary to such Depositary or another nominee of such Depositary or by the Depositary or any nominee to a successor Depositary or any nominee of such successor.

     Upon the issuance of a Global QUIDS and the deposit of such Global QUIDS with or on behalf of the Depositary, the Depositary for such Global QUIDS or its nominee will credit on its book-entry registration and transfer system the respective principal amounts of the individual QUIDS represented by such Global QUIDS to the accounts of persons that have accounts with such Depositary ("Participants"). Such accounts shall be designated by the dealers, underwriters or agents with respect to such QUIDS or by the Company if such QUIDS are offered and sold directly by the Company. Ownership of beneficial interests in a Global QUIDS will be limited to Participants or persons that may hold interests through Participants. Ownership of beneficial interests in such Global QUIDS will be shown on, and the transfer of that ownership will be effected only through, records maintained by the applicable Depositary or its nominee (with respect to interests of Participants) and the records of Participants (with respect to interests of persons who hold through Participants). The laws of some states require that certain purchasers of securities take physical delivery of such securities in definitive form. Such limits and such laws may impair the ability to transfer beneficial interests in a Global QUIDS.

     So long as the Depositary for a Global QUIDS, or its nominee, is the registered owner of such Global QUIDS, such Depositary or such nominee, as the case may be, will be considered the sole owner or holder of the QUIDS represented by such Global QUIDS for all purposes under the Indenture governing such QUIDS. Except as provided below, owners of beneficial interests in a Global QUIDS will not be entitled to have any of the individual QUIDS of the series represented by such Global QUIDS registered in their names, will not receive or be entitled to receive physical delivery of any such QUIDS of such series in definitive form and will not be considered the owners or holders thereof under the Indenture.

     Payments of principal of and premium, if any, and interest on individual QUIDS represented by a Global QUIDS registered in the name of a Depositary or its nominee will be made to the Depositary or its nominee, as the case may be, as the registered owner of the Global QUIDS representing such QUIDS. None of the Company, the Debenture Trustee, any Paying Agent or the Securities Registrar for such QUIDS will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests of the Global QUIDS representing such QUIDS or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests.

     The Company expects that the Depositary or its nominee, upon receipt of any payment of principal, premium, if any, or interest in respect of a permanent Global QUIDS representing any of such QUIDS, immediately will credit Participants' accounts with payments in amounts proportionate to their respective beneficial interest in the principal amount of such Global QUIDS representing such QUIDS as shown on the records of such Depositary or its nominee. The Company also expects that payments by Participants to owners of beneficial interests in such Global QUIDS held through such Participants will be governed by standing instructions and customary practices, as is now the case with securities held for the accounts of customers in bearer form or registered in "street name". Such payments will be the responsibility of such Participants.

     If the Depositary is at any time unwilling, unable or ineligible to continue as depositary and a successor depositary is not appointed by the Company within 90 days, the Company will issue individual QUIDS in exchange for the Global QUIDS representing such QUIDS. In addition, the Company may at any time and in its sole discretion, determine not to have any QUIDS represented by one or more Global QUIDS and, in such event, will issue individual QUIDS in exchange for the Global QUIDS representing such QUIDS. Further, if the Company so specifies with respect to the QUIDS of a series, an owner of a beneficial interest in a Global QUIDS representing QUIDS of such series may, on terms acceptable to the Company, the Debenture Trustee and the Depositary for such Global QUIDS, receive individual QUIDS in exchange for such beneficial interests. In any such instance, an owner of a beneficial interest in a Global QUIDS will be entitled to physical delivery of individual QUIDS of the series represented by such Global QUIDS equal in principal amount to such beneficial interest and to have such QUIDS registered in its name. Individual QUIDS so issued will be issued in denominations, unless otherwise specified by the Company, of $25 and integral multiples thereof.

PAYMENT AND PAYING AGENTS

     Payment of principal of and any interest on QUIDS will be made at the office of the Debenture Trustee in the City of New York or at the office of such Paying Agent or Paying Agents as the Company may designate from time to time, except that at the option of the Company payment of any interest may be made by check mailed to the address of the Person entitled thereto as such address shall appear in the Securities Register or by wire transfer. Payment of any interest on QUIDS will be made to the Person in whose name such QUIDS is registered at the close of business on the Regular Record Date for such interest, except in the case of Defaulted Interest. The Company may at any time designate additional Paying Agents or rescind the designation of any Paying Agent; however the Company will at all times be required to maintain a Paying Agent in each Place of Payment.

     Any moneys deposited with the Debenture Trustee or any Paying Agent, or then held by the Company in trust, for the payment of the principal of and premium, if any, or interest on any QUIDS and remaining unclaimed for two years after such principal and premium, if any, or interest has become due and payable shall, at the request of the Company, be repaid to the Company and the holder of such QUIDS shall thereafter look, as a general unsecured creditor, only to the Company for payment thereof.

REGISTRATION AND TRANSFER OF QUIDS

     A global security shall be exchangeable for QUIDS registered in the names of persons other than DTC or its nominee only if (i) DTC notifies the Company that it is unwilling or unable to continue as a depository for such global security and no successor depository shall have been appointed, or if at any time DTC ceases to be a clearing agency registered under the Securities Exchange Act of 1934, as amended, (ii) the Company in its sole discretion determines that such global security shall be so exchangeable, or (iii) there shall have occurred and be continuing an Event of Default with respect to such global security. Any global security that is exchangeable pursuant to the preceding sentence shall be exchangeable for definitive certificates registered in such names as DTC shall direct. It is expected that such instructions will be based upon directions received by DTC from its Participants with respect to ownership of beneficial interests in such global security. In the event that QUIDS are issued in definitive form, such QUIDS will be in denominations of $25 and integral multiples thereof and may be transferred or exchanged at the offices described below. Payments on QUIDS represented by a global security will be made to DTC, as the Depositary for the QUIDS. In the event QUIDS are issued in definitive form, principal and interest will be payable, the transfer of the QUIDS will be registrable, and QUIDS will be exchangeable for QUIDS of other denominations of a like aggregate principal amount, at the corporate office of the Debenture Trustee in New York, New York or at the offices of any paying agent or transfer agent appointed by the Company, provided that payment of interest may be made at the option of the Company by check mailed to the address of the persons entitled thereto or by wire transfer. In addition, if the QUIDS are issued in certificated form, the record dates for payment of interest will be the 15th day of the last month of each calendar quarter. For a description of DTC and the terms of the depositary arrangements relating to payments, transfers, voting rights, redemptions and other notices and other matters, see "Description of QUIPS--Book-Entry Issuance".

     QUIDS may be presented for exchange as provided above, and may be presented for registration of transfer (with the form of transfer endorsed thereon, or a satisfactory written instrument of transfer, duly executed), at the office of the appropriate Securities Registrar or at the office of any transfer agent designated by the Company for such purpose with respect to the QUIDS, without service charge and upon payment of any taxes and other governmental charges as described in the Indenture. The Company will appoint the Debenture Trustee as Securities Registrar under the Indenture. The Company may at any time rescind the designation of any transfer agent or approve a change in the location through which any transfer agent acts, provided that the Company maintains a transfer agent in each Place of Payment. The Company may at any time designate additional transfer agents with respect to the QUIDS.

     In the event of any redemption, neither the Company nor the Debenture Trustee shall be required to (i) issue, register the transfer of or exchange QUIDS during a period beginning at the opening of business 15 days before the day of the mailing of the relevant notice of redemption and ending at the close of business on the day of mailing of such notice of redemption or (ii) transfer or exchange any QUIDS so selected for redemption, except, in the case of any QUIDS being redeemed in part, any portion thereof not to be redeemed.

MODIFICATION OF INDENTURE

     From time to time the Company and the Debenture Trustee may, without the consent of the holders of the QUIDS, amend, waive or supplement the Indenture for specified purposes, including, among other things, curing ambiguities, defects or inconsistencies (provided that any such action does not materially adversely affect the interest of the holders of QUIDS) and qualifying, or maintaining the qualification of, the Indenture under the Trust Indenture Act. The Indenture contains provisions permitting the Company and the Debenture Trustee, with the consent of the holders of not less than a majority in principal amount of outstanding QUIDS affected, to modify the Indenture in a manner affecting the rights of the holders of such QUIDS; provided that no such modification may, without the consent of the holder of each outstanding QUIDS so affected, (i) change the stated maturity of QUIDS, or reduce the principal amount thereof, or reduce the rate or extend the time of payment of interest thereon (except such change or extension as is contemplated hereby) or (ii) reduce the percentage of principal amount of QUIDS, the holders of which are required to consent to any such modification of the Indenture, provided that, so long as any QUIPS remain outstanding, no such modification may be made that adversely affects the holders of such QUIPS in any material respect, and no termination of the Indenture may occur, and no waiver of any Debenture Event of Default or compliance with any covenant under the Indenture may be effective, without the prior consent of the holders of at least a majority of the aggregate liquidation preference of the QUIPS unless and until the principal of the QUIDS and all accrued and unpaid interest thereon have been paid in full and certain other conditions are satisfied.

DEBENTURE EVENTS OF DEFAULT

     The Indenture provides that any one or more of the following described events with respect to the QUIDS that has occurred and is continuing constitutes a "Debenture Event of Default" with respect to the QUIDS:

          (i) failure for 30 days to pay any interest on the QUIDS, when due (subject to the deferral of any due date in the case of an Extension Period); or

          (ii) failure to pay any principal on the QUIDS when due whether at maturity, upon redemption by declaration or otherwise, provided, however, that an extension of the maturity of the QUIDS in accordance with the terms of the Indenture shall not constitute a Debenture Event of Default; or

          (iii) failure to observe or perform in any material respect certain other covenants contained in the Indenture for 90 days after written notice to the Company from the Debenture Trustee or the holders of at least 25% in aggregate outstanding principal amount of outstanding QUIDS; or

          (iv) certain events in bankruptcy, insolvency or reorganization of the Company.

     The holders of a majority in aggregate outstanding principal amount of QUIDS have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Debenture Trustee. The Debenture Trustee or the holders of not less than 25% in aggregate outstanding principal amount of QUIDS may declare the principal due and payable immediately upon a Debenture Event of Default, and, should the Debenture Trustee or such holders of such QUIDS fail to make such declaration, the holders of at least 25% in aggregate liquidation preference of the QUIPS shall have such right. The holders of a majority in aggregate outstanding principal amount of QUIDS may annul such declaration and waive the default if the default (other than the non-payment of the principal of QUIDS which has become due solely by such acceleration) has been cured and a sum sufficient to pay all matured installments of interest and principal due otherwise than by acceleration has been deposited with the Debenture Trustee, and should the holders of such QUIDS fail to annul such declaration and waive such default, the holders of a majority in aggregate liquidation preference of the QUIPS shall have such right.

     The holders of a majority in aggregate outstanding principal amount of the QUIDS affected thereby may, on behalf of the holders of all the QUIDS, waive any past default, except a default in the payment of principal or interest (unless such default has been cured and a sum sufficient to pay all matured installments of interest and principal due otherwise than by acceleration has been deposited with the Debenture Trustee) or a default in respect of a covenant or provision which under the Indenture cannot be modified or amended without the consent of the holder of each outstanding QUIDS, and should the holders of such QUIDS fail to annul such declaration and waive such default, the holders of a majority in aggregate liquidation preference of the QUIPS shall have such right. The Company is required to file annually with the Debenture Trustee a certificate as to whether or not the Company is in compliance with all the conditions and covenants applicable to it under the Indenture.

     In case a Debenture Event of Default shall occur and be continuing, the Property Trustee will have the right to declare the principal of and the interest on such QUIDS and any other amounts payable under the Indenture, to be forthwith due and payable and to enforce its other rights as a creditor with respect to such QUIDS.

ENFORCEMENT OF CERTAIN RIGHTS BY HOLDERS OF QUIPS

     If a Debenture Event of Default has occurred and is continuing and such event is attributable to the failure of the Company to pay interest or principal on the QUIDS on the date such interest or principal is otherwise payable, a holder of QUIPS may institute a Direct Action for payment. The Company may not amend the Indenture to remove the foregoing right to bring a Direct Action without the prior written consent of the holders of all of the QUIPS. Notwithstanding any payment made to such holder of QUIPS by the Company in connection with a Direct Action, the Company shall remain obligated to pay the principal of or interest on the QUIDS held by the Issuer or the Property Trustee and the Company shall be subrogated to the rights of the holder of such QUIPS with respect to payments on the QUIPS to the extent of any payments made by the Company to such holder in any Direct Action. The holders of QUIPS will not be able to exercise directly any other remedy available to the holders of the QUIDS.

     The holders of the QUIPS would not be able to exercise directly any remedies other than those set forth in the preceding paragraph available to the holders of the QUIDS unless the Property Trustee or the Debenture Trustee, acting for the benefit of the Property Trustee, fails to do so for 60 days. In such event, the holders of at least 25% in aggregate liquidation preference of the outstanding QUIPS would have such right to institute proceedings.

CONSOLIDATION, MERGER, SALE OF ASSETS AND OTHER TRANSACTIONS

     The Indenture provides that the Company shall not consolidate with or merge into any other Person or convey, transfer or lease its properties and assets substantially as an entirety to any Person, and no Person shall consolidate with or merge into the Company or convey, transfer or lease its properties and assets substantially as an entirety to the Company, unless (i) in case the Company consolidates with or merges into another Person or conveys, transfers or leases its properties and assets substantially as an entirety to any Person, the successor Person is organized under the laws of the United States or any state or the District of Columbia, and such successor Person expressly assumes the Company's obligations on the QUIDS issued under the Indenture; (ii) immediately after giving effect thereto, no Debenture Event of Default, and no event which, after notice or lapse of time or both, would become a Debenture Event of Default, shall have happened and be continuing; (iii) such transaction is permitted under the Trust Agreement or Guarantee and does not give rise to any breach or violation of the Trust Agreement and Guarantee, and (iv) certain other conditions as prescribed in the Indenture are met.

     The general provisions of the Indenture do not afford holders of the QUIDS protection in the event of a highly leveraged or other transaction involving the Company that may adversely affect holders of the QUIDS.

SATISFACTION AND DISCHARGE

     The Indenture provides that when, among other things, all QUIDS not previously delivered to the Debenture Trustee for cancellation (i) have become due and payable or (ii) will become due and payable at their Stated Maturity within one year, and the Company deposits or causes to be deposited with the Debenture Trustee trust funds, in trust, for the purpose and in an amount in the currency or currencies in which the QUIDS are payable sufficient to pay and discharge the entire indebtedness on the QUIDS not previously delivered to the Debenture Trustee for cancellation, for the principal and premium, if any, and interest to the date of the deposit or to the Stated Maturity, as the case may be, with respect to such QUIDS, then the Indenture will cease to be of further effect (except as to the Company's obligations to pay all other sums due pursuant to the Indenture and to provide the officers' certificates and opinions of counsel described therein), and the Company will be deemed to have satisfied and discharged the Indenture.

SUBORDINATION

     In the Indenture, the Company has covenanted and agreed that any QUIDS issued thereunder will be subordinate and junior in right of payment to all Senior Debt to the extent provided in the Indenture. Upon any payment or distribution of assets to creditors upon any liquidation, dissolution, winding-up, reorganization, assignment for the benefit of creditors, marshaling of assets or any bankruptcy, insolvency, debt restructuring or similar proceedings in connection with any insolvency or bankruptcy proceeding of the Company, the holders of Senior Debt will first be entitled to receive payment in full of principal of and premium, if any, and interest, if any, on such Senior Debt before the holders of QUIDS or the Property Trustee on behalf of the holders will be entitled to receive or retain any payment in respect of the principal of and premium, if any, or interest, if any, on the QUIDS.

     In the event of the acceleration of the maturity of any QUIDS, the holders of all Senior Debt outstanding at the time of such acceleration will first be entitled to receive payment in full of all amounts due thereon (including any amounts due upon acceleration) before the holders of QUIDS will be entitled to receive or retain any payment in respect of the principal of or premium, if any, or interest, if any, on the QUIDS.

     No payments on account of principal (or premium, if any) or interest, if any, in respect of the QUIDS may be made if there shall have occurred and be continuing a default in any payment with respect to Senior Debt, or an event of default with respect to any Senior Debt resulting in the acceleration of the maturity thereof, or if any judicial proceeding shall be pending with respect to any such default.

     "Debt" means with respect to any Person, whether recourse is to all or a portion of the assets of such Person and whether or not contingent, (i) every obligation of such Person for money borrowed; (ii) every obligation of such Person evidenced by bonds, debentures, notes or other similar instruments, including obligations incurred in connection with the acquisition of property, assets or businesses; (iii) every reimbursement obligation of such Person with respect to letters of credit, bankers' acceptances or similar facilities issued for the account of such Person; (iv) every obligation of such Person issued or assumed as the deferred purchase price of property or services (but excluding trade accounts payable or accrued liabilities arising in the ordinary course of business); (v) every capital lease obligation of such Person; and (vi) every guarantee of or responsibility or liability for, direct or indirect, as obligor or otherwise of (a) any obligation of the types referred to in clauses (i) through
(v) of another Person or (b) the payment of any dividends of another Person.

     "Senior Debt" means the principal of (and premium, if any) and interest, if any (including interest accruing on or after the filing of any petition in bankruptcy or for reorganization relating to the Company whether or not such claim for post-petition interest is allowed in such proceeding), on Debt, whether incurred on or prior to the date of the Indenture or thereafter incurred, unless, in the instrument creating or evidencing the same or pursuant to which the same is outstanding, it is provided that such obligations are not superior in right of payment to the QUIDS or to other Debt which is pari passu with, or subordinated to, the QUIDS; provided, however, that Senior Debt shall not be deemed to include (i) any Debt of the Company which when incurred and without respect to any election under Section 1111 (b) of the Bankruptcy Code, was without recourse to the Company, (ii) any Debt of the Company to any of its subsidiaries, (iii) Debt to any employee of the Company, (iv) any liability for taxes, and (v) indebtedness or monetary obligations to trade creditors or assumed by the Company or any of its subsidiaries in the ordinary course of business in connection with the obtaining of materials or services.

     The Indenture places no limitation on the amount of additional Senior Debt that may be incurred by the Company.

GOVERNING LAW

     The Indenture and the QUIDS will be governed by and construed in accordance with the laws of the State of New York.

INFORMATION CONCERNING THE DEBENTURE TRUSTEE

     The Company and its affiliates utilize various of the banking services offered by the Debenture Trustee. Such services include acting as a depositary and providing lines of credit. In addition, the Debenture Trustee acts as indenture trustee under the Mortgage and Deed of Trust dated January 13, 1937 under which the Company's First Mortgage Bonds are issued.

     The Debenture Trustee shall have and be subject to all the duties and responsibilities specified with respect to an indenture trustee under the Trust Indenture Act. Subject to such provisions, the Debenture Trustee is under no obligation to exercise any of the powers vested in it by the Indenture at the request of any holder of QUIDS, unless offered reasonable indemnity by such holder against the costs, expenses and liabilities which might be incurred thereby. The Debenture Trustee is not required to expend or risk its own funds or otherwise incur personal financial liability in the performance of its duties if the Debenture Trustee reasonably believes that repayment or adequate indemnity is not reasonably assured to it.

                            DESCRIPTION OF GUARANTEE

     The Guarantee will be executed and delivered by the Company concurrently with the issuance by the Issuer of the QUIPS for the benefit of the holders from time to time of such QUIPS. The Bank of New York will act as indenture trustee ("Guarantee Trustee") under the Guarantee for the purposes of compliance with the Trust Indenture Act and the Guarantee will be qualified as an Indenture under the Trust Indenture Act. This summary of certain provisions of the Guarantee does not purport to be complete and is subject to, and qualified in its entirety by reference to, all of the provisions of the Guarantee, including the definitions therein of certain terms, and the Trust Indenture Act. The form of the Guarantee has been filed as an exhibit to the Registration Statement of which this Prospectus forms a part. The Guarantee Trustee will hold the Guarantee for the benefit of the holders of the QUIPS.

GENERAL

     The Company will irrevocably and unconditionally agree to pay in full on a subordinated basis, to the extent set forth herein, the Guarantee Payments (as defined below) to the holders of the QUIPS, as and when due, regardless of any defense, right of set-off or counterclaim that the Issuer may have or assert other than the defense of payment. The following payments with respect to the QUIPS, to the extent not paid by or on behalf of the Issuer (the "Guarantee Payments"), will be subject to the Guarantee: (i) any accrued and unpaid Distributions required to be paid on the QUIPS, to the extent that the Issuer has funds on hand available therefor at the time, (ii) the Redemption Price with respect to any QUIPS called for redemption to the extent that the Issuer has funds on hand available therefor at such time, or (iii) upon a voluntary or involuntary dissolution, winding up or liquidation of the Issuer (unless the QUIDS are distributed to holders of the QUIPS), the lesser of (a) the Liquidation Distribution to the extent that the Issuer has funds on hand available therefor at such time and (b) the amount of assets of the Issuer remaining available for distribution to holders of QUIPS. The Company's obligation to make a Guarantee Payment may be satisfied by direct payment of the required amounts by the Company to the holders of the applicable QUIPS or by causing the Issuer to pay such amounts to such holders.

     The Guarantee will be an irrevocable guarantee on a subordinated basis of the Issuer's obligations under the QUIPS, but will apply only to the extent that the Issuer has funds on hand available to make such payments, and is not a guarantee of collection.

     If the Company does not make interest payments on the QUIDS held by the Issuer, the Issuer will not be able to pay Distributions on the QUIPS and will not have funds legally available therefor. The Guarantee will rank subordinate and junior in right of payment to all general liabilities of the Company. See "--Status of the Guarantee". The Guarantee does not limit the incurrence or issuance of other secured or unsecured debt of the Company, whether under the Indenture or any existing or other indenture that the Company may enter into in the future or otherwise.

     The Company has, through the Guarantee, the Trust Agreement, the QUIDS, the Indenture and the Expense Agreement, taken together, fully, irrevocably and unconditionally guaranteed all of the Issuer's obligations under the QUIPS. No single document standing alone or operating in conjunction with fewer than all of the other documents constitutes such guarantee. It is only the combined operation of these documents that has the effect of providing a full, irrevocable and unconditional guarantee of the Issuer's obligations under the QUIPS. See "Relationship Among the QUIPS, the QUIDS and the Guarantee--General".

STATUS OF THE GUARANTEE

     The Guarantee will constitute an unsecured obligation of the Company and will rank subordinate and junior in right of payment to all general liabilities of the Company.

     The Guarantee will constitute a guarantee of payment and not of collection (i.e., the guaranteed party may institute a legal proceeding directly against the Guarantor to enforce its rights under the Guarantee without first instituting a legal proceeding against any other person or entity). The Guarantee will be held for the benefit of the holders of the QUIPS. The Guarantee will not be discharged except by payment of the Guarantee Payments in full to the extent not paid by the Issuer or upon distribution of the QUIDS to the holders of the QUIPS in exchange for all of the QUIPS. The Guarantee does not place a limitation on the amount of additional Senior Debt that may be incurred by the Company.

AMENDMENTS AND ASSIGNMENT

     Except with respect to any changes which do not materially adversely affect the rights of holders of the QUIPS (in which case no vote will be required), the Guarantee may not be amended without the prior approval of the holders of not less than a majority of the aggregate liquidation preference of the outstanding QUIPS. The manner of obtaining any such approval will be as set forth under "Description of the QUIPS--Voting Rights; Amendment of the Trust Agreement". All guarantees and agreements contained in the Guarantee shall bind the successors, assigns, receivers, trustees and representatives of the Company and shall inure to the benefit of the holders of the QUIPS then outstanding.

EVENTS OF DEFAULT

     An event of default under the Guarantee will occur upon the failure of the Company to perform any of its payment or other obligations thereunder. The holders of not less than a majority in aggregate Liquidation Amount of the QUIPS have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Guarantee Trustee in respect of the Guarantee or to direct the exercise of any trust or power conferred upon the Guarantee Trustee under the Guarantee.

     Any holder of the QUIPS may institute a legal proceeding directly against the Company to enforce its rights under the Guarantee without first instituting a legal proceeding against the Issuer, the Guarantee Trustee or any other person or entity.

     The Company, as guarantor, is required to file annually with the Guarantee Trustee a certificate as to whether or not the Company is in compliance with all the conditions and covenants applicable to it under the Guarantee.

INFORMATION CONCERNING THE GUARANTEE TRUSTEE

     The Company and its affiliates utilize various of the banking services offered by the Guarantee Trustee. Such services include acting as a depositary and providing lines of credit. In addition, the Guarantee Trustee acts as indenture trustee under the Mortgage and Deed of Trust dated January 13, 1937 under which the Company's First Mortgage Bonds are issued.

     The Guarantee Trustee, other than during the occurrence and continuance of a default by the Company in performance of the Guarantee, undertakes to perform only such duties as are specifically set forth in each Guarantee and, after default with respect to the Guarantee, must exercise the same degree of care and skill as a prudent person would exercise or use in the conduct of his or her own affairs. Subject to this provision, the Guarantee Trustee is under no obligation to exercise any of the powers vested in it by the Guarantee at the request of any holder of any QUIPS unless it is offered reasonable indemnity against the costs, expenses and liabilities that might be incurred thereby.

TERMINATION OF THE GUARANTEE

     The Guarantee will terminate and be of no further force and effect upon full payment of the Redemption Price of the QUIPS, upon full payment of the amounts payable upon liquidation of the Issuer or upon distribution of QUIDS to the holders of the QUIPS in exchange for all of the QUIPS. The Guarantee will continue to be effective or will be reinstated, as the case may be, if at any time any holder of the QUIPS must restore payment of any sums paid under the QUIPS or the Guarantee.

GOVERNING LAW

     The Guarantee will be governed by and construed in accordance with the laws of the State of New York.

THE EXPENSE AGREEMENT

     Pursuant to an Expense Agreement entered into by the Company under the Trust Agreement (the "Expense Agreement"), the Company will irrevocably and unconditionally guarantee to each person or entity to whom the Issuer becomes indebted or liable, the full payment of any costs, expenses or liabilities of the Issuer, other than obligations of the Issuer to pay to the holders of any QUIPS or other similar interests in the Issuer the amounts due such holders pursuant to the terms of the QUIPS or such other similar interests, as the case may be.

                          RELATIONSHIP AMONG THE QUIPS,
                           THE QUIDS AND THE GUARANTEE

     Payments of Distributions and other amounts due on the QUIPS (to the extent the Issuer has funds available for the payment of such Distributions) are irrevocably guaranteed by the Company as and to the extent set forth under "Description of Guarantee". Taken together, the Company's obligations under the QUIDS, the Indenture, the Trust Agreement, the Expense Agreement and the Guarantee provide, in the aggregate, a full, irrevocable and unconditional guarantee of payments of distributions and other amounts due on the QUIPS. No single document standing alone or operating in conjunction with fewer than all of the other documents constitutes such guarantee. It is only the combined operation of these documents that has the effect of providing a full, irrevocable and unconditional guarantee of the Issuer's obligations under the QUIPS. If and to the extent that the Company does not make payments on the QUIDS, the Issuer will not pay Distributions or other amounts due on the QUIPS. The Guarantee does not cover payment of Distributions when the Issuer does not have sufficient funds to pay such Distributions. In such event, a holder of QUIPS may institute a legal proceeding directly against the Company to enforce payment of such Distributions to such holder after the respective due dates. The obligations of the Company under the Guarantee are subordinate and junior in right of payment to all general liabilities of the Company.

SUFFICIENCY OF PAYMENTS

     As long as payments of interest and other payments are made when due on the QUIDS, such payments will be sufficient to cover Distributions and other payments due on the QUIPS, primarily because (i) the aggregate principal amount of the QUIDS will be equal to the sum of the aggregate stated liquidation amount of the QUIPS and the Common Securities; (ii) the interest rate and interest and other payment dates on the QUIDS will match the Distribution rate and Distribution and other payment dates for the related QUIPS; (iii) the Company shall pay for all and any costs, expenses and liabilities of the Issuer except the Issuer's obligations to holders of its QUIPS under the QUIPS; and (iv) the Trust Agreement further provides that the Issuer will not engage in any activity that is not consistent with the limited purposes of the Issuer.

     Notwithstanding anything to the contrary in the Indenture, the Company has the right to set-off any payment it is otherwise required to make thereunder with and to the extent the Company has theretofore made, or is concurrently on the date of such payment making, a payment under the Guarantee.

ENFORCEMENT RIGHTS OF HOLDERS OF QUIPS

     A holder of QUIPS may institute a legal proceeding directly against the Company to enforce its rights under the Guarantee without first instituting a legal proceeding against the Guarantee Trustee, the Issuer or any other person or entity.

     A default or event of default under any Senior Debt of the Company will not constitute a default or Event of Default under the Indenture. However, in the event of payment defaults under, or acceleration of, Senior Debt of the Company, the subordination provisions of the Indenture provide that no payments may be made in respect of the QUIDS until such Senior Debt has been paid in full or any payment default thereunder has been cured or waived. Failure to make required payments on the QUIDS would constitute an Event of Default under the Indenture.

LIMITED PURPOSE OF ISSUER

     The QUIPS evidence a beneficial interest in the Issuer, and the Issuer exists for the sole purpose of issuing the QUIPS and the Common Securities and investing the proceeds thereof in QUIDS. A principal difference between the rights of a holder of a QUIPS and a holder of a QUIDS is that a holder of a QUIDS is entitled to receive from the Company the principal amount of and interest accrued on QUIDS held, while a holder of QUIPS is entitled to receive Distributions from the Issuer (or from the Company under the Guarantee) if and to the extent the Issuer has funds available for the payment of such Distributions.

RIGHTS UPON TERMINATION

     Upon any voluntary or involuntary termination, winding-up or liquidation of the Issuer involving the liquidation of the QUIDS, the holders of the QUIPS will be entitled to receive, out of assets held by the Issuer, the Liquidation Distribution in cash. See "Description of QUIPS--Liquidation Distribution Upon Termination". Upon any voluntary or involuntary liquidation or bankruptcy of the Company, the Property Trustee, as holder of the QUIDS, would be a subordinated creditor of the Company, subordinated in right of payment to all Senior Debt, but entitled to receive payment in full of principal and interest before any stockholders of the Company receive payments or distributions. Since the Company is the guarantor under the Guarantee and has agreed to pay for all costs, expenses and liabilities of the Issuer (other than the Issuer's obligations to the holders of the QUIPS), the positions of a holder of QUIPS and a holder of the QUIDS relative to other creditors and to stockholders of the Company in the event of liquidation or bankruptcy of the Company would be substantially the same.

                     CERTAIN FEDERAL INCOME TAX CONSEQUENCES

     The following summary describes the principal United States federal income tax consequences of the ownership of QUIPS. Unless otherwise stated, this summary addresses QUIPS held as capital assets by United States Holders (defined below) and does not deal with special situations, such as those of dealers in securities or currencies, financial institutions, insurance companies, persons holding QUIPS as part of a hedging or conversion transaction or a straddle or United States Holders whose "functional currency" is not the U.S. dollar. As used herein, a "United States Holder" means a holder that is a citizen or resident of the United States, a corporation, partnership or other entity created or organized in or under the laws of the United States or any political subdivision thereof, or an estate or trust the income of which is subject to United States federal income taxation regardless of its source. Furthermore, this summary only addresses the tax consequences to a United States Holder that acquires QUIPS on their original issue at their original offering price.

     The statements of law or legal conclusion set forth in this summary constitute the opinion of Simpson Thacher & Bartlett, counsel to the Company and the Issuer. This summary is based upon the Internal Revenue Code of 1986, as amended (the "Code"), and regulations, rulings and judicial decisions thereunder as of the date hereof, and such authorities may be repealed, revoked or modified so as to result in federal income tax consequences different from those discussed below. Such changes may be applied retroactively in a manner that could cause the tax consequences to vary substantially from the consequences described below, possibly adversely affecting a beneficial owner of QUIPS. In particular, legislation has been proposed that could adversely affect the Company's ability to deduct interest on the QUIDS, which may in turn permit the Company to cause a redemption of the QUIPS. See "--Possible Tax Law Changes". The authorities on which this summary is based are subject to various interpretations and it is therefore possible that the federal income tax treatment of the purchase, ownership and disposition of QUIPS may differ from the treatment described below.

     PROSPECTIVE INVESTORS ARE ADVISED TO CONSULT WITH THEIR OWN TAX ADVISORS IN LIGHT OF THEIR OWN PARTICULAR CIRCUMSTANCES AS TO THE FEDERAL TAX CONSEQUENCES OF THE PURCHASE, OWNERSHIP AND DISPOSITION OF QUIPS, AS WELL AS THE EFFECT OF ANY STATE, LOCAL OR FOREIGN TAX LAWS.

CLASSIFICATION OF THE ISSUER

     Under current law and assuming compliance with the terms of the Trust Agreement and certain other documents, the Issuer will be classified as a grantor trust and not as an association taxable as a corporation for United States federal income tax purposes. As a result, each beneficial owner of QUIPS (a "Securityholder") will be treated as owning an undivided beneficial interest in the QUIDS. Accordingly, each Securityholder will be required to include in its gross income its pro rata share of the original issue discount accrued with respect to the QUIDS whether or not cash is actually distributed to the Securityholders. See "--Original Issue Discount." No amount included in income with respect to the QUIPS will be eligible for the dividends-received deduction.

ORIGINAL ISSUE DISCOUNT

     Under the Indenture, the Company has the right to defer the payment of interest on the QUIDS at any time or from time to time for a period not exceeding 20 consecutive quarters with respect to each Extension Period, provided that no Extension Period may extend beyond the Stated Maturity of the QUIDS. Because of this option, all interest payable on the QUIDS will be treated as "original issue discount" ("OID") for federal income tax purposes. Accordingly, Securityholders will recognize income (in the form of OID) on an economic accrual basis over the term of the QUIDS (including during any Extension Period), regardless of whether they receive a cash payment with respect to the period to which such income is attributable and even if they use the cash method of accounting, and actual distributions on the QUIPS will not be separately reported as taxable income. (Subsequent uses of the term "interest" in this summary shall include income in the form of OID.)

     Securityholders who dispose of QUIPS prior to the record date for the payment of Distributions following such Extension Period will include interest in gross income but will not receive any cash related thereto from the Issuer. Any amount of OID included in a Securityholder's gross income (whether or not during an Extension Period) will increase such Securityholder's tax basis in its QUIPS, and the amount of Distributions received by a Securityholder will reduce such Securityholder's tax basis in its QUIPS.

DISTRIBUTION OF QUIDS TO HOLDERS OF QUIPS

     Under current law, a distribution by the Issuer of the QUIDS as described under the caption "Certain Terms of QUIPS--Redemption--Special Event Redemption or Distribution of QUIDS" will be non-taxable and will result in the Securityholder receiving directly his pro rata share of the QUIDS previously held indirectly through the Issuer, with a holding period and aggregate tax basis equal to the holding period and aggregate tax basis such Securityholder had in its QUIPS before such distribution. A Securityholder will accrue interest in respect of QUIDS received from the Issuer in the manner described above under "--Original Issue Discount".

SALES OR REDEMPTION OF QUIPS

     Gain or loss will be recognized by a Securityholder on a sale of QUIPS (including a redemption for cash) in an amount equal to the difference between the amount realized and the Securityholder's adjusted tax basis in the QUIPS sold or so redeemed. Gain or loss recognized by a Securityholder on QUIPS held for more than one year will generally be taxable as long-term capital gain or loss.

     The QUIPS may trade at a price that does not fully reflect the value of accrued but unpaid interest with respect to the underlying QUIDS. A Securityholder that disposes of its QUIPS between record dates for payments of Distributions (and consequently does not receive a Distribution from the Issuer for the period prior to such disposition) will nevertheless be required to include in income as ordinary income accrued but unpaid interest on the QUIDS through the date of disposition and to add such amount to its adjusted tax basis in its QUIPS disposed of. Such Securityholder will recognize a capital loss on the disposition of its QUIPS to the extent the selling price (which may not fully reflect the value of accrued but unpaid interest) is less than the Securityholder's adjusted tax basis in the QUIPS (which will include accrued but unpaid interest). Subject to certain limited exceptions, capital losses cannot be applied to offset ordinary income for federal income tax purposes.

INFORMATION REPORTING AND BACKUP WITHHOLDING

     The Administrative Trustees will report the OID accrued on the QUIPS held of record by United States Holders (other than corporations and other exempt Securityholders) annually to the such holders and to the Internal Revenue Service. The Administrative Trustees currently intend to deliver such reports to holders of record prior to January 31 following each calendar year. It is anticipated that persons who hold QUIPS as nominees for beneficial holders will report the required tax information to beneficial holders on Form 1099.

     "Backup" withholding at a rate of 31% will apply to payments of interest to non-exempt United States Holders unless the Securityholder furnishes its taxpayer identification number in the manner prescribed in applicable Treasury Regulations, certifies that such number is correct, certifies as to no loss of exemption from backup withholding and meets certain other conditions.

     Payment of the proceeds from the disposition of QUIPS to or through the United States office of a broker is subject to information reporting and backup withholding unless the holder or beneficial owner establishes an exemption from information reporting and backup withholding.

     Any amounts withheld from a Securityholder under the backup withholding rules will be allowed as a refund or a credit against such Securityholder's United States federal income tax liability, provided the required information is furnished to the Internal Revenue Service.

POSSIBLE TAX LAW CHANGES

     On March 19, 1996, President Clinton announced a 1997 balanced budget proposal (the Revenue Reconciliation Bill of 1996, the "Bill"). The Bill would, among other things, deny interest deductions on a debt instrument issued on or after December 7, 1995 if the instrument had a maximum weighted average maturity of more than 40 years. The Bill would also generally deny interest deductions for interest on an instrument, issued by a corporation, that has a maximum term of more than 20 years and that is not shown as indebtedness on the separate balance sheet of the issuer or, where the instrument is issued to a related party (other than a corporation), where the holder or some other related party issues a related instrument that is not shown as indebtedness on the issuer's consolidated balance sheet. For purposes of determining the weighted average maturity or the term of an instrument, any right to extend would be treated as exercised. The above-described provisions of the Bill were proposed to be effective generally for instruments issued on or after December 7, 1995. If either provision were to apply to the QUIDS, the Company would be unable to deduct interest on the QUIDS. However, on March 29, 1996, the Chairmen of the Senate Finance and House Ways and Means Committees issued a joint statement to the effect that it was their intention that the effective date of the President's legislative proposals, if adopted, will be no earlier than the date of appropriate Congressional action. The Company believes that, under current law, it will be able to deduct interest on the QUIDS. There can be no assurance, however, that current or future legislative or administrative proposals or final legislation will not affect the ability of the Company to deduct interest on the QUIDS. Such a change would give rise to a Tax Event, which would permit the Company to cause a redemption of the QUIPS upon receiving an opinion of counsel, as described more fully under "Description of QUIPS--Redemption--Special Event Redemption or Distribution of QUIDS". Such a tax law change would not alter the United States federal income tax consequences of the purchase, ownership and disposition of QUIPS.

                                  UNDERWRITING

     Subject to the terms and conditions set forth in the Underwriting Agreement, the Company and the Issuer have agreed that the Issuer will sell to each of the Underwriters named below, and each of such Underwriters, for whom Goldman, Sachs & Co. is acting as representative, has severally agreed to purchase from the Issuer the respective number of QUIPS set forth opposite its name below:

                                                                   NUMBER OF
                                                                     QUIPS
                                                                   ---------

                                   UNDERWRITER

Goldman, Sachs & Co. ..........................................
Dean Witter Reynolds Inc.......................................
A.G. Edwards & Sons, Inc.......................................
Prudential Securities Incorporated.............................
Wheat, First Securities, Inc...................................

     Total ....................................................   ==========

     Under the terms and conditions set forth in the Underwriting Agreement, the Underwriters are committed to take and pay for all such QUIPS offered hereby, if any are taken.

     The Underwriters propose to offer the QUIPS in part directly to the public at the initial public offering price set forth on the cover page of this Prospectus and in part to certain securities dealers at such price less a concession of $ per QUIPS. The Underwriters may allow, and such dealers may reallow, a concession not to exceed $ _______ per QUIPS to certain brokers and dealers. After the QUIPS are released for sale to the public, the offering price and other selling terms may from time to time be varied by the underwriters.

     In view of the fact that the proceeds from the sale of the QUIPS will be used to purchase the QUIDS issued by the Company, the Underwriting Agreement provides that the Company will pay as Underwriters' Compensation for the Underwriters' arranging the investment therein of such proceeds an amount of $______ per QUIPS for the accounts of the several Underwriters.

     The Company and the Issuer have agreed that, except pursuant to the Underwriting Agreement, during the period beginning from the date of the Underwriting Agreement and continuing to and including the earlier of (i) the termination of trading restrictions on the QUIPS, as determined by the Underwriters, and (ii) 30 days after the closing date, they will not offer, sell, contract to sell or otherwise dispose of any QUIPS, any other beneficial interests in the assets of the Issuer, or any preferred securities or any other securities of the Issuer or the Company that are substantially similar to the QUIPS, the QUIDS, or any guarantee of such securities, or any securities convertible into or exchangeable for or representing the right to receive QUIPS, or such other beneficial interests, preferred securities or other substantially similar securities of either the Issuer or the Company, without the prior written consent of the representative.

     Prior to this offering, there has been no public market for the QUIPS. Applications will be made to list the QUIPS on the New York Stock Exchange (the "NYSE"). Trading of the QUIPS on the NYSE is expected to commence within 30 days after the initial delivery of the QUIPS. The representative of the Underwriters has advised the Company that they intend to make a market in the QUIPS prior to commencement of trading on the NYSE, but are not obligated to do so and may discontinue market making at any time without notice. No assurance can be given as to the liquidity of or the existence of the trading market for the QUIPS.

     The Company and the Issuer have agreed to indemnify the several Underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended.

     Certain of the Underwriters or their affiliates have provided from time to time, and expect to provide in the future, investment or commercial banking services to the Company and its affiliates, for which such Underwriters or their affiliates have received or will receive customary fees and commissions.

                                 LEGAL OPINIONS

     Certain matters of Delaware law relating to the legality of the QUIPS, the validity of the Trust Agreement and the formation of the Issuer will be passed upon by Richards, Layton & Finger, special Delaware Counsel to the Company and the Issuer. The legality of the Guarantee and the QUIDS will be passed upon for the Company by Simpson Thacher & Bartlett (a partnership which includes professional corporations), and for the Underwriters by Winthrop, Stimson, Putnam & Roberts, New York, New York. Certain matters relating to United States federal income tax considerations will be passed upon for the Company by Simpson Thacher & Bartlett.

                                     EXPERTS

     The consolidated financial statements incorporated herein by reference from the Company's Annual Report on Form 10-K for the year ended December 31, 1995 have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report, which is incorporated herein by reference, and have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

================================================================================
NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY ANY SECURITIES OTHER THAN THE SECURITIES DESCRIBED IN THIS PROSPECTUS OR AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY SUCH SECURITIES IN ANY CIRCUMSTANCES IN WHICH SUCH OFFER OR SOLICITATION IS UNLAWFUL. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE OF SUCH INFORMATION.

                     TABLE OF CONTENTS

                                                                            PAGE

Available Information .....................................................    3
Incorporation of Certain Information by Reference .........................    4
Risk Factors ..............................................................    4
Atlantic Capital I ........................................................    7
Atlantic City Electric Company ............................................    8
Use of Proceeds ...........................................................    8
Accounting Treatment ......................................................    8
Selected Financial Information ............................................    8
Description of QUIPS ......................................................    9
Description of QUIDS ......................................................    8
Description of Guarantee ..................................................   26
Relationship Among the QUIPS, the QUIDS and the Guarantee .................   28
Certain Federal Income Tax Consequences ...................................   29
Underwriting ..............................................................   32
Legal Opinions ............................................................   33
Experts ...................................................................   33

                                    2,800,000

                               ATLANTIC CAPITAL I

                               % CUMULATIVE QUARTERLY
                          INCOME PREFERRED SECURITIES,

                                    (QUIPS(SM))

                          GUARANTEED TO THE EXTENT THE
                          ISSUER HAS FUNDS AS SET FORTH

                                    HEREIN BY

                                  ATLANTIC CITY
                                ELECTRIC COMPANY

                                   ----------

                                   PROSPECTUS

                                   ----------

                              GOLDMAN, SACHS & CO.

                            DEAN WITTER REYNOLDS INC.

                            A.G. EDWARDS & SONS, INC.

                       PRUDENTIAL SECURITIES INCORPORATED

                           WHEAT FIRST BUTCHER SINGER


================================================================================

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

     The estimated expenses in connection with the issuance and distribution of the Securities covered by this Registration Statement, other than underwriting discounts and commissions, are as follows:

(a) SEC registration fee (actual) ....................................  $ 24,138
(b) Printing fees and expenses .......................................     5,000
(c) Legal fees and expenses ..........................................         *
(d) Accounting fees and expenses .....................................    20,000
(e) Blue Sky fees and expenses .......................................     5,000
(f) New York Stock Exchange Listing Fee ..............................    26,900
(g) Rating Agency Fees ...............................................   135,000
(h) Trustees' Fees ...................................................    10,000
(i) Other ............................................................         *
    Total ............................................................  $      *
                                                                        ========
- ----------

* To be filed by amendment.

ITEM 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS

     Directors and officers of the Company are entitled to be indemnified against expenses and liabilities incurred by them under certain circumstances pursuant to the By-Laws of the Company and pursuant to the New Jersey Business Corporation Act.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended (the "Act"), may be permitted to officers, directors and controlling persons of the Company pursuant to the By-Laws of the Company or the New Jersey statutes or otherwise, the Company understands that it is the opinion of the Securities and Exchange Commission that such indemnification is against public policy as expressed in the Act and, therefore, unenforceable. In the event that a claim for such indemnification (other than for the payment by the Company of expenses incurred or paid by a director or officer or controlling person in the successful defense of any action, suit or proceeding) is asserted against the Company by a director or officer or controlling persons with respect to liabilities under the Act, in connection with the securities offered pursuant to this Registration Statement, the Company will, unless in the opinion of counsel for the Company the matter has theretofore been settled by a controlling precedent, submit to a court of appropriate jurisdiction the question whether or not such indemnification by it is against public policy as expressed in the Act and, therefore, unenforceable, and will be governed by the final adjudication of such issue.

     The Company has insurance policies under which its directors and officers are insured against certain liabilities that may be incurred by them in their capacities as such.

     Reference is made to the Underwriting Agreement which is filed as Exhibit
1.01 to this Registration Statement.

     Under the Trust Agreement, the Company will agree to indemnify each of the Trustees of the Issuer or any predecessor Trustee for the Issuer, and to hold the Trustees harmless against, any loss, damage, claims, liability or expense incurred without negligence or bad faith on its part, arising out of or in connection with the acceptance or administration of the Trust Agreement, including the costs and expenses of defending itself against any claim or liability in connection with the exercise or performance of any of its powers or duties under the Trust Agreement.

ITEM 16. EXHIBITS

1.1   Proposed form of Underwriting Agreement for QUIPS.*

4.1 Form of Junior Subordinated Indenture between the Company and The Bank of New York, as Debenture Trustee.*

4.2   Certificate of Trust of Atlantic Capital I.*

4.3   Trust Agreement of Atlantic Capital I.*

4.4   Form of Amended and Restated Trust Agreement.*

4.5   Form of Preferred Security Certificate for Atlantic Capital I (included in
      Exhibit 4.04).*

4.6   Form of Guarantee Agreement.*

5.1 Opinion of Simpson Thacher & Bartlett, relating to the legality of the Junior Subordinated Debentures and the Guarantee.*

5.2 Opinion of Richards, Layton & Finger, special Delaware counsel, relating to the legality of the Preferred Securities of Atlantic Capital I.*

8.1 Opinion of Simpson Thacher & Bartlett, as to certain United States federal income tax matters.*

12.1  Statement re: Computation of Ratio of Earnings to Fixed Charges*

12.2 Statement re: Computation of Ratio of Earnings to Combined Fixed Charges and Preferred Dividends.*

23.1  Consent of Deloitte & Touche LLP.*

23.2  Consent of Simpson Thacher & Bartlett (included in Exhibit 5.01 hereto).*

23.3 Consent of Richards, Layton & Finger, special Delaware counsel (included in Exhibit 5.02 hereto).*

23.4  Consent of Simpson Thacher & Bartlett (included in Exhibit 8.01 hereto).*

24.1  Powers of Attorney.

25.1 Statement of Eligibility and Qualification under the Trust Indenture Act of 1939 of The Bank of New York, as Trustee for the Junior Subordinated Indenture.*

25.2 Statement of Eligibility and Qualification under the Trust Indenture Act of 1939 of The Bank of New York, as Property Trustee for the Amended and Restated Trust Agreement of Atlantic Capital I.*

25.3 Statement of Eligibility and Qualification under the Trust Indenture Act of 1939 of The Bank of New York, as Guarantee Trustee for the Guarantee for Atlantic Capital I.*

- ----------

* To be filed by amendment.


ITEM 17. UNDERTAKINGS

     The undersigned Registrants hereby undertake:

     (1) Insofar as indemnification for liabilities arising under the Securities Act of 1993 may be permitted to directors, officers, and controlling persons of the registrants pursuant to the foregoing provisions or otherwise, the registrants have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim of indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer, or controlling person of the registrants in the successful defense of any action, suit, or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the registrants will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the questions whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

     (2) That, for purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this Registration Statement as of the time it was declared effective.

     (3) That, for the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (4) That, for purposes of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES

     PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, ATLANTIC CITY ELECTRIC COMPANY CERTIFIES THAT IT HAS REASONABLE GROUNDS TO BELIEVE THAT IT MEETS ALL OF THE REQUIREMENTS FOR FILING ON FORM S-3 AND HAS DULY CAUSED THIS REGISTRATION STATEMENT TO BE SIGNED ON ITS BEHALF BY THE UNDERSIGNED, THEREUNTO DULY AUTHORIZED, IN THE TOWNSHIP OF EGG HARBOR AND STATE OF NEW JERSEY ON JUNE 21, 1996.


                                    Atlantic City Electric Company

                                   By:       /s/ L.M. Walters
                                     -------------------------------
                                        (Vice President, Treasurer
                                         and Assistant Secretary)


     PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, THIS REGISTRATION STATEMENT HAS BEEN SIGNED BY THE FOLLOWING OFFICERS AND DIRECTORS OF ATLANTIC CITY ELECTRIC COMPANY ON JUNE 21, 1996 IN THE CAPACITIES INDICATED BELOW.

           SIGNATURE                                        TITLE

                  *                Principal Executive Officer, Director
- ------------------------------
         (J.L. Jacobs)


                  *                Principal Financial and Accounting Officer
- ------------------------------
         (M.J. Barron)


                  *                Director
- ------------------------------
     (M.I. Harlacher, Jr.)


                                   Director
- ------------------------------
         (M.J. Chesser)


                  *                Director
- ------------------------------
         (M.T. Powell)

                  *                Director
- ------------------------------
       (J.E. Franklin II)


                  *                Director
- ------------------------------
       (H.K. Levari, Jr.)


* The undersigned, by signing his name hereto, does hereby sign this Registration Statement on behalf of each of the above-indicated directors and officers of the registrant pursuant to powers of attorney signed by such directors and officers.


                                         /s/  L.M. Walters
                                    ---------------------------------
                                          Attorney-in-fact

     PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, ATLANTIC CAPITAL I CERTIFIES THAT IT HAS REASONABLE GROUNDS TO BELIEVE THAT IT MEETS ALL OF THE REQUIREMENTS FOR FILING ON FORM S-3 AND HAS DULY CAUSED THIS REGISTRATION STATEMENT TO BE SIGNED ON ITS BEHALF BY THE UNDERSIGNED, THEREUNTO DULY AUTHORIZED, IN THE TOWNSHIP OF EGG HARBOR AND STATE OF NEW JERSEY ON JUNE 21, 1996.


                              Atlantic Capital I

                              By:  Atlantic City Electric Company
                                   as Depositor

                              By:           /s/ L.M. Walters
                                  ----------------------------------------
                                      (Vice President, Treasurer
                                        and Assistant Secretary)

                          EXHIBIT INDEX

EXHIBIT                                                                    PAGE
NUMBER   DESCRIPTION                                                      NUMBER
- ------   -----------                                                      ------

1.1   Proposed form of Underwriting Agreement for QUIPS* ..............

4.1   Form of Junior Subordinated Indenture between the Company
      and The Bank of New York, as Debenture Trustee* .................

4.2   Certificate of Trust of Atlantic Capital I* .....................

4.3   Trust Agreement of Atlantic Capital I* ..........................

4.4   Form of Amended and Restated Trust Agreement* ...................

4.5   Form of Preferred Security Certificate for Atlantic Capital
      I (included in Exhibit 4.04)* ...................................

4.6   Form of Guarantee Agreement* ....................................

5.1   Opinion of Simpson Thacher & Bartlett, relating to the
      legality of the Junior Subordinated Debentures and the
      Guarantee* ......................................................

5.2   Opinion of Richards, Layton & Finger, special Delaware
      counsel, relating to the legality of the Preferred
      Securities of Atlantic Capital I* ...............................

8.1   Opinion of Simpson Thacher & Bartlett, as to certain United
      States federal income tax matters* ..............................

12.1  Statement re: Computation of Ratio of Earnings to Fixed .........
      Charges*

12.2  Statement re: Computation of Ratio of Earnings to Combined
      Fixed Charges and Preferred Dividends* ..........................

23.1  Consent of Deloitte & Touche LLP* ...............................

23.2  Consent of Simpson Thacher & Bartlett (included in Exhibit
      5.01 hereto)* ...................................................

23.3  Consent of Richards, Layton & Finger, special Delaware counsel (included in Exhibit 5.02 hereto)* ......................

23.4  Consent of Simpson Thacher & Bartlett (included in Exhibit
      8.01 hereto)* ...................................................

24.1  Powers of Attorney ..............................................

25.1  Statement of Eligibility and Qualification under the Trust
      Indenture Act of 1939 of The Bank of New York, as Trustee
      for the Junior Subordinated Indenture* ..........................

EXHIBIT                                                                    PAGE
NUMBER   DESCRIPTION                                                      NUMBER
- ------   -----------                                                      ------

25.2  Statement of Eligibility and Qualification under the Trust
      Indenture Act of 1939 of The Bank of New York, as Property
      Trustee for the Amended and Restated Trust Agreement of
      Atlantic Capital I* .............................................

25.3  Statement of Eligibility and Qualification under the Trust
      Indenture Act of 1939 of The Bank of New York, as Guarantee
      Trustee for the Guarantee for Atlantic Capital I* ...............

- --------

*To be filed by amendment.